UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) _________________________
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National Bank Holdings Corporation (Name of the Registrant as Specified In Its Charter)
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7800 East Orchard Road, Suite 300
Greenwood Village, CO 80111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of National Bank Holdings Corporation:
We cordially invite you to attend the Annual Meeting of Shareholders of National Bank Holdings Corporation at 8:30 a.m. Mountain Time on Wednesday, May 6, 2015, at the Curtis Ballroom at The Landmark, 5345 Landmark Place, Greenwood Village, Colorado 80111. The purpose of the meeting is to:

1.	Elect seven directors to our Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified (Proposal 1).

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2015 (Proposal 2).

3.
Adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the proxy statement (Proposal 3).

4.	Select, on an advisory, non-binding basis, the frequency of future shareholder advisory votes to approve the compensation of our named executive officers (Proposal 4).
5.    Approve the National Bank Holdings Corporation Employee Stock Purchase Plan (Proposal 5).
6.    Transact such other business as may properly come before the meeting.
Information with respect to these matters is contained in the proxy statement accompanying this notice.
A proxy for use at the meeting in the form accompanying this notice is hereby solicited on behalf of the Board of Directors from holders of Class A common stock. The Board of Directors has fixed March 16, 2015 as the record date for determining which shareholders have the right to receive notice of, and to vote at, the meeting or any postponements or adjournments thereof.
The proxy statement and the accompanying form of proxy are first being sent to shareholders on or about March 30, 2015.
Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy so that as many shares as possible may be represented at the meeting. Your vote is important and we appreciate your cooperation in returning your proxy promptly. Your proxy is revocable and will not affect your right to vote in person at the meeting.
Please call us at 720-529-3346 if you need directions to attend the meeting or have questions about how to vote in person.
By Order of the Board of Directors

/s/ Zsolt K. Besskó

Zsolt K. Besskó, Secretary
Greenwood Village, Colorado
March 23, 2015
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 6, 2015: Our Proxy Statement and 2014 Annual Report to Shareholders are also available at www.proxyvote.com.

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NATIONAL BANK HOLDINGS CORPORATION

PROXY STATEMENT
2015 ANNUAL MEETING OF SHAREHOLDERS

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GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of National Bank Holdings Corporation, a Delaware corporation (the “Company”, “NBHC”, “we”, “us” or “our”), to be used at our 2015 Annual Meeting of Shareholders (the “Meeting”) and at any postponements or adjournments thereof. The Meeting will be held at The Curtis Ballroom at the Landmark, 5345 Landmark Place, Greenwood Village, Colorado 80111, at 8:30 a.m. Mountain Time on Wednesday, May 6, 2015.
In this proxy statement, we refer to our employees as “associates”. In this proxy statement, we also refer to the Notice of Annual Meeting of Shareholders, this proxy statement, our 2014 Annual Report to Shareholders and the accompanying proxy as our “Proxy Materials”.
Holders of record of shares of Class A common stock at the close of business on March 16, 2015 (the record date) are entitled to notice of, and to vote at, the Meeting. As of such date, there were 36,481,191 shares of Class A common stock outstanding and entitled to vote. In addition, as of such date, there were 953,937 shares of unvested restricted stock (Class A common stock) entitled to vote. Each share of our Class A common stock is entitled to one vote on all matters (in the case of Proposal 1, with respect to the election of each director). Shares of our Class B non-voting common stock are not entitled to vote. As of March 16, 2015, there were 385,729 shares of Class B non-voting common stock issued and outstanding. Our Class B non-voting common stock is not convertible into shares of our Class A common stock in the hands of the initial holder but is generally convertible into shares of our Class A common stock on a one-for-one basis in the hands of a transferee unaffiliated with the initial holder. Shareholders cannot cumulate votes in the election of directors.
Please read the Proxy Materials carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares. You have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or other holder of record, please refer to your proxy card or the voting information provided by your bank, broker or other holder of record to see which voting options are available to you. Voting on the Internet, by telephone or by mail will not prevent you from attending or voting your shares at the Meeting. However, if you hold shares through a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.
When you vote by proxy, your shares will be voted according to your instructions. If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls at the Meeting by submitting a later dated proxy or delivering a written notice of revocation to our Secretary, Zsolt K. Besskó, at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. If you hold shares through a bank, broker or other holder of record, you must contact the holder of record to revoke any prior voting instructions.
We pay the cost of soliciting proxies. Members of our Board and other associates may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors or other associates any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar nominees representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.
Any shareholder entitled to vote at the Meeting may attend the Meeting. If you hold shares through a bank, broker or other holder of record and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Class A common stock as of the record date. Each shareholder who attends may be asked to present valid picture identification, such as a driver’s license or passport. Please note that the use of cell phones, tablets, recording and photographic equipment, computers and/or other similar devices is not permitted in the meeting room at the Meeting.
Our principal executive offices are located at 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111.

VOTE REQUIRED FOR APPROVAL
The presence, by proxy or in person, of the holders of a majority of the outstanding shares of our Class A common stock entitled to vote at the Meeting shall constitute a quorum. Withheld votes, abstentions and broker “non-votes” (shares held by a broker or nominee that has not received voting instructions from its client and does not have discretionary authority to vote on a particular matter) are counted as present for purposes of establishing a quorum.
If you are a beneficial shareholder and your broker holds your shares in its name, the rules of the New York Stock Exchange (“NYSE”) permit your broker to vote your shares on the ratification of the appointment of our independent registered certified public accounting firm (Proposal 2), even if the broker does not receive voting instructions from you. However, under the NYSE rules, your broker cannot vote your shares on the other proposals if you do not timely provide instructions for voting your shares.
For Proposal 1 (election of directors), the seven nominees for director receiving a plurality of the votes cast at the Meeting in person or by proxy will be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome. Broker “non-votes” will have no effect on the voting results for this proposal.
Proposal 2 (ratification of the appointment of our independent registered certified public accounting firm) will be passed if a majority of the shares of our Class A common stock present at the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. No broker “non-votes” are expected to exist in connection with this proposal.
The advisory vote on executive compensation (Proposal 3) and the advisory vote on the frequency of future votes on executive compensation (Proposal 4) are non-binding, as provided by law. Our Board and our Compensation Committee, however, will review the results of the votes and, consistent with our commitment to shareholder engagement, will take them into account in making a determination concerning the advisory vote on executive compensation and the frequency of such future advisory votes.
Proposal 3 (the advisory proposal on the compensation of our named executive officers) will be approved if a majority of the shares of our Class A common stock present at the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. Broker “non-votes” are not considered to be entitled to vote and therefore will have no effect on the voting results for this proposal.
The outcome of Proposal 4 (the advisory vote on the frequency of future advisory votes on executive compensation) will be decided by plurality vote, with the option that receives the greatest number of votes (every one, two or three years) being considered the non-binding preference selected by shareholders. Abstentions and broker “non-votes” are not counted as votes “for” or “against” any of the options under this proposal.
Proposal 5 (approval of our Employee Stock Purchase Plan) will be passed if a majority of the shares of our Class A common stock present at the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. Broker “non-votes” are not considered to be entitled to vote and therefore will have no effect on the voting results for this proposal.
Approval of any other business that may properly come before the Meeting will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 16, 2015, information regarding the beneficial ownership of our Class A common stock by (i) each of our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers for 2014 (those five executive officers are listed in the table captioned “Summary Compensation Table” elsewhere in this proxy statement and are collectively referred to as the “Named Executive Officers” or “NEOs”); (ii) each director; (iii) all current directors and executive officers as a group and (iv) each person known by us to own beneficially more than five percent of the shares of our Class A common stock (our only class of voting securities outstanding).
We have determined beneficial ownership in accordance with the rules of the Securities Exchange Commission (“SEC”). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 37,435,128 shares, which number is comprised of 36,481,191 shares of Class A common stock outstanding and 953,937 shares of unvested restricted stock (which shares of restricted stock are entitled to voting rights), in each case as of March 16, 2015.
In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A common stock subject to options or warrants held by that person that are currently exercisable or exercisable within sixty days of March 16, 2015. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers and Directors
G. Timothy Laney(1)	1,782,004	4.6%
Brian F. Lilly(2)	334,445	*
Richard U. Newfield, Jr.(3)	430,440	1.1%
Thomas M. Metzger(4)	704,114	1.9%
Zsolt K. Besskó(5)	15,423	*
Frank V. Cahouet(6)	152,067	*
Ralph W. Clermont(7)	74,254	*
Robert E. Dean(8)	69,931	*
Lawrence K. Fish(9)	38,553	*
Fred J. Joseph(10)	3,119	*
Micho F. Spring(11)	72,888	*
Burney S. Warren, III(12)	75,663	*
All current executive officers and directors as a group (12 persons)	3,752,901	9.4%
5% Shareholders
Elliott Management Group(13) 40 West 57th Street, 30th Floor New York, NY 10019	3,610,436	9.6%
DePrince, Race & Zollo, Inc.(14) 250 Park Avenue South, Suite 250 Winter Park, FL 32789	3,075,132	8.2%
The Vanguard Group(15) 100 Vanguard Blvd. Malvern, PA 19355	2,420,997	6.5%
BlackRock, Inc.(16) 55 East 52nd Street New York, NY 10055	2,145,971	5.7%
Boston Partners(17) One Beacon Street Boston, MA 02108	2,107,277	5.6%
T. Rowe Price Associates, Inc.(18) 100 East Pratt Street Baltimore, MD 21202	2,079,310	5.6%

(1)
Includes 413,000 unvested restricted shares for which Mr. Laney has voting power and 1,259,333 shares issuable upon the exercise of options. Also includes 15,600 shares owned by the Timothy Laney 2012 Grantor Retained Annuity Trust.

(2)	Includes 107,937 unvested restricted shares for which Mr. Lilly has voting power and 203,966 shares issuable upon the exercise of options.

(3)	Includes 105,387 unvested restricted shares for which Mr. Newfield has voting power and 302,400 shares issuable upon the exercise of options.

(4)
Includes 148,168 unvested restricted shares for which Mr. Metzger has voting power and 453,833 shares issuable upon the exercise of options. Also includes 15,000 shares owned by the Thomas M. Metzger Revocable Trust.

(5)	Includes 13,930 unvested restricted shares for which Mr. Besskó has voting power and 1,493 shares issuable upon the exercise of options.

(6)
Includes 2,361 unvested restricted shares for which Mr. Cahouet has voting power and 65,500 shares issuable upon the exercise of options. Also includes 55,300 shares owned by the Frank V. Cahouet Trust.

(7)
Includes 2,755 unvested restricted shares for which Mr. Clermont has voting power and 46,333 shares issuable upon the exercise of options. Also includes 21,211 shares owned by the Ralph W. Clermont Revocable Trust.

(8)	Includes 2,361 unvested restricted shares for which Mr. Dean has voting power and 46,333 shares issuable upon the exercise of options. Also includes 21,237 shares owned by the Dean Family Trust.

(9)	Includes 2,361 unvested restricted shares for which Mr. Fish has voting power and 8,000 shares issuable upon the exercise of options.

(10)	Includes 2,261 unvested restricted shares for which Mr. Joseph has voting power.

(11)	Includes 2,361 unvested restricted shares for which Ms. Spring has voting power and 46,333 shares issuable upon the exercise of options.

(12)
Includes 2,361 unvested restricted shares for which Mr. Warren has voting power and 46,333 shares issuable upon the exercise of options. Also includes 9,584 shares owned by the Burney S. Warren Family Limited Partnership.

(13)
The reporting entities consist of the following entities: Elliott Associates, L.P. and its wholly-owned subsidiaries (collectively, “Elliott Associates”), Elliott International, L.P. (“Elliott International”), and Elliott International Capital Advisors Inc. (“International Advisors” and collectively with Elliott Associates and Elliott International, the “Elliott Management Group”). Elliott Management Group reported the following on Schedule 13G filed with the SEC on February 14, 2014: (i) Elliott Associates reported sole voting and sole dispositive power with respect to 1,263,654 shares; (ii) Elliott International reported sole voting and sole dispositive power with respect to 2,346,782 shares; and (iii) International Advisors reported shared voting and shared dispositive power with respect to 2,346,782 shares.

(14)
As reported on Schedule 13G filed with the SEC on February 6, 2015 by DePrince, Race & Zollo, Inc. (“DePrince”). DePrince reported sole voting power with respect to 2,135,893 shares and sole dispositive power with respect to all shares beneficially owned.

(15)
As reported on Schedule 13G filed with the SEC on February 11, 2015 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to 50,949 shares, sole dispositive power with respect to 2,373,348 shares and shared dispositive power with respect to 47,649 shares.

(16)
As reported on Schedule 13G filed with the SEC on February 3, 2015 by BlackRock, Inc. (“BlackRock”). BlackRock reported sole voting power with respect to 2,057,644 shares and sole dispositive power with respect to all shares beneficially owned. Various clients have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares.

(17)
As reported on Schedule 13G filed with the SEC on February 12, 2015 by Boston Partners. Boston Partners reported sole voting power with respect to 853,525 shares and sole dispositive power with respect to all shares beneficially owned.

(18)
As reported on Schedule 13G filed with the SEC on February 12, 2015 by T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates reported sole voting power with respect to 511,110 shares and sole dispositive power with respect to all shares beneficially owned. Various clients have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares.

PROPOSAL 1- ELECTION OF DIRECTORS
Size of Board. We have set the size of the Board at eight members. The current members of the Board are G. Timothy Laney (Chairman), Ralph W. Clermont (independent Lead Director), Frank V. Cahouet, Robert E. Dean, Lawrence K. Fish, Fred J. Joseph, Micho F. Spring and Burney S. Warren, III. Mr. Fish has decided to retire from the Board and not stand for re-election at the Meeting. The Board intends to decrease the fixed number of directors to seven after the Meeting.
2014 Appointment. Fred J. Joseph was appointed to the Board effective July 1, 2014, upon recommendation of the Nominating and Governance Committee.
Nominees. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated the persons named below for reelection to the Board. With the exception of Mr. Laney, who serves as our Chairman, President and CEO, the Board has determined that each of these nominees is an independent director, as discussed further below under “Director Independence.”
Each of the directors elected at the Meeting will be elected for a one-year term which expires at the next annual meeting of shareholders and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal.
The Board recommends you vote FOR each of the nominees set forth below.
In the event that any nominee is no longer a candidate for director at the time of the Meeting, the proxyholders will vote for the rest of the nominees and may vote for a substitute nominee in their discretion. To the best of its knowledge, the Company has no reason to believe that any of the nominees will be unable to serve as directors if elected.
Frank V. Cahouet, Age 82
Mr. Cahouet has served as a director of the Company since 2009, and served as the Company’s Chairman of the Board from 2009 to 2014. Mr. Cahouet is the retired Chairman, President and Chief Executive Officer of Mellon Financial Corporation, a position that he held from 1987 through 1998. While at Mellon, Mr. Cahouet was responsible for a series of strategic moves that positioned Mellon for growth. Before joining Mellon, Mr. Cahouet served as President and Chief Operating Officer of the Federal National Mortgage Association (Fannie Mae) from 1986 to 1987 and as Chairman, President and Chief Executive Officer of Crocker National Bank from 1984 to 1986. Prior to joining Crocker, Mr. Cahouet was a Vice Chairman, Chief Financial Officer and a member of the Office of the Chairman of Security Pacific National Bank. He joined Security Pacific in 1960 and served there for 24 years. Mr. Cahouet is a graduate of Harvard College and the Wharton Graduate School of Finance of the University of Pennsylvania. Mr. Cahouet also serves as a director of Teledyne Technologies Incorporated. He is a trustee emeritus of both Carnegie Mellon University and the University of Pittsburgh, serves on the board of regents of Saint Vincent Seminary, is a member of the board of trustees for the Historical Society of Western Pennsylvania and is a council member of The Pennsylvania Society. Mr. Cahouet’s extensive experience both leading and growing financial institutions qualifies him to serve on our Board of Directors.
Ralph W. Clermont, Age 67
Mr. Clermont has served as a director for the Company since 2009 and as the Board’s independent Lead Director since May 2014. Mr. Clermont also serves as Chair of the Board’s Audit & Risk Committee. Mr. Clermont retired in 2008 as Managing Partner of the St. Louis office of KPMG LLP, and was formerly the partner in charge of KPMG’s Midwest financial services practice. Mr. Clermont joined the St. Louis office of KPMG in 1969 and was elected to partnership in 1977. Mr. Clermont spent over 39 years providing services to the banking industry and has had responsibility for the audits of numerous banking organizations. Subsequent to retiring, Mr. Clermont has served as a consultant to various banking institutions on strategic planning, risk management and corporate governance matters. Mr. Clermont is a certified public accountant and a member of the American Institute of Certified Public Accountants and Missouri Society of Certified Public Accountants. Mr. Clermont was a member of the KPMG’s Assurance Services Committee and was chairman of KPMG’s Quality Improvement Audit Subcommittee. Mr.

Clermont received a Bachelor of Science degree in accounting from Saint Louis University. Mr. Clermont’s qualifications to serve on our Board of Directors include his expertise in financial and accounting matters for complex financial organizations. As the independent Lead Director, Mr. Clermont is an ex officio member of all of our Board committees with full voting rights.
Robert E. Dean, Age 63
Mr. Dean has served as a director for the Company since 2009 and also serves as Chairman of the Nominating & Governance Committee. Mr. Dean is a private investor. From 2000 to 2003, Mr. Dean was with Ernst & Young Corporate Finance LLC, a wholly owned broker-dealer subsidiary of Ernst & Young LLP, serving as a Senior Managing Director and member of the Board of Managers from 2001 to 2003. From 1976 to 2000, Mr. Dean practiced corporate, banking and securities law with Gibson, Dunn & Crutcher LLP. Mr. Dean co-chaired the firm’s banking practice and advised bank clients on numerous capital markets and merger and acquisition transactions (including FDIC-assisted transactions). Mr. Dean was Partner-in-Charge of the Orange County, California office from 1993 to 1996 and was a member of the law firm’s Executive Committee from 1996 to 1999. Mr. Dean holds a Bachelor of Arts degree from the University of California at Irvine and a Juris Doctor degree from the University of Minnesota Law School. Since November 2014, Mr. Dean has served as a member of the boards of trustees of three related Cornerstone closed-end mutual funds (Progressive Return (CFP), Strategic Value (CLM) and Total Return (CRF)) and as a member of each audit and nominating and governance committee thereof. Mr. Dean’s substantial experience in bank capital markets and merger and acquisition transactions, bank regulatory matters and public company corporate governance matters qualifies him to serve on our Board of Directors.
Fred J. Joseph, Age 62
Mr. Joseph has served as a director of the Company since July 2014. Mr. Joseph was a financial services regulator for 30 years, retiring at the end of 2013 as the Banking and Securities Commissioner for the State of Colorado, a dual role created in 2011. He was originally appointed as the Securities Commissioner in 1999. In that role, he oversaw the regulatory agency that licenses stockbrokers, brokerage firms and investment advisers in Colorado. In his role as the Banking Commissioner, he had regulatory oversight of state-chartered commercial banks, money transmitters and trust companies in Colorado. Mr. Joseph also served as the Acting Banking Commissioner for the State of Colorado from 2008 to 2010. From 1992 to 1999, he was the Deputy Securities Commissioner for the State of Colorado. In that position, he oversaw the examination functions as well as the administrative matters for the Colorado Division of Securities. Prior to that, he was the Deputy Commissioner of Financial Services in Colorado for eight years, where he was responsible for the examination and regulatory oversight of state-chartered savings and loan associations and credit unions in Colorado. Mr. Joseph currently serves as a board member of the Colorado Board of Mortgage Loan Originators, being appointed to that position by the Colorado Governor in 2014. He also serves as a member of the Investor Issues Committee for the Financial Industry Regulatory Authority (FINRA). Mr. Joseph is a past President of the North American Securities Administrators Association (NASAA), and also served as a director on NASAA’s Board for almost a decade. Mr. Joseph holds a Bachelor of Science degree in Business Administration from Colorado State University-Pueblo and an MBA in Finance and Accounting from Regis University in Denver. Mr. Joseph’s substantial experience in the regulatory fields of financial services and securities qualifies him to serve on our Board of Directors.
G. Timothy Laney, Age 54
Mr. Laney has served as the Company’s President and Chief Executive Officer and as a director for the Company since 2010. Mr. Laney was appointed as Chairman of the Company’s Board of Directors in May 2014. Mr. Laney is the former Senior Executive Vice President and Head of Business Services at Regions Financial, one of the nation’s largest full-service banks. He joined Regions Financial in late 2007 to lead the transformation of the bank’s wholesale lines of business. Prior to his tenure at Regions Financial, Mr. Laney had a 24-year tenure with Bank of America, where he held senior management roles in small business, commercial banking, private banking, corporate marketing and change management. He also served as President of Bank of America, Florida, with more than 800 banking centers and $50 billion in total assets. He was also a member of Bank of America’s Management Operating Committee. Mr. Laney brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenures at Bank of America and Regions Financial.

Micho F. Spring, Age 65
Ms. Spring has served as a director for the Company since 2009. Ms. Spring is Chair, Global Corporate Practice and President, New England of Weber Shandwick. Prior to joining Weber Shandwick, Ms. Spring was Chief Executive Officer of Boston Telecommunications Company. She served for four years as Deputy Mayor of Boston. She previously served as Chief of Staff to Boston Mayor Kevin H. White after four years of service in New York City government. Ms. Spring also served as a director of Citizens Bank of Massachusetts, one of the largest state-chartered banks in Massachusetts at the time of her service. Ms. Spring currently serves as Vice Chair of the Greater Boston Chamber of Commerce and serves on numerous boards of civic organizations including the John F. Kennedy Library Foundation, Friends of Caritas Cubana and the Massachusetts Women’s Forum, of which she is a past President. Ms. Spring attended Georgetown and Columbia Universities and received a Masters in Public Administration from Harvard’s Kennedy School of Government. Ms. Spring’s extensive public policy experience, expertise in public relations, involvement in community activities and knowledge of financial institutions make her a valuable member of our Board.
Burney S. Warren, III, Age 67
Mr. Warren has served as a director for the Company since 2009 and also serves as Chairman of the Compensation Committee. Mr. Warren has also served as an advisor to South State Corporation, a bank holding company based in South Carolina, over the past five years. Prior to retirement in December 2007, Burney Warren was Executive Vice President and Director of Mergers and Acquisitions for Branch Banking and Trust Company (“BB&T”), one of the largest commercial banks in the United States. Mr. Warren was responsible for the development, structure and negotiation of BB&T’s bank and non-bank acquisitions. During his tenure, he successfully completed the acquisition of over 50 banks and thrifts and numerous nonbank transactions, including capital markets, brokerage, fixed income and consumer finance. Prior to joining BB&T in 1990, Mr. Warren was President and Chief Executive Officer of First Federal Savings Bank, Greenville, N.C. Mr. Warren is currently chairman of East Carolina University’s Real Estate Foundation and serves on the board and executive committee of the East Carolina University Foundation. Mr. Warren received a Bachelor of Science degree in business administration from East Carolina University. Mr. Warren’s qualifications to serve on our Board of Directors include his extensive financial institutions experience, including identifying and integrating acquisitions for complex financial institutions.
PROPOSAL 2- RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2015. Shareholders will vote at the Meeting to ratify such appointment. Representatives from KPMG are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The Board recommends that shareholders vote FOR the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2015 (Proposal 2).
KPMG Fees
We incurred the fees shown in the following table for professional services provided by KPMG for 2014 and 2013:

	2014	2013
Audit fees	$1,190,325	$1,337,500
Audit-related fees	—	150,779
Tax fees	223,079	182,101
All other fees	—	—
Total	$1,413,404	$1,670,380
Audit Fees. Audit fees principally relate to the audit of our annual financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q and the audit of our internal control over financial reporting. 2014 and 2013 audit fees include fees for services related to the review of registration statements and related consent filings of $8,925 and $15,000, respectively.
Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. Audit-related fees in 2013 relate to acquisition-related due diligence services.
Tax Fees. Tax fees principally relate to the preparation of tax returns and compliance services, tax planning and consultation services.
Audit and Risk Committee Pre-Approval Policies and Procedures
The Audit and Risk Committee selects and oversees our independent registered public accounting firm. The Audit and Risk Committee’s charter requires that the committee pre-approve all audit, audit-related, tax and other services performed by the independent registered public accounting firm, subject to de minimis exceptions for certain non-audit services, so long as such services are approved by the committee prior to the completion of the audit. In approving any non-audit services, the Audit and Risk Committee considers whether the provision of the services would impair the independent registered public accountant’s independence.
The Audit and Risk Committee may delegate pre-approval authority and responsibility to individuals or to designated subcommittees consisting of one or more members of the committee, provided that any such pre-approvals are presented to the committee at its next scheduled meeting. The Audit and Risk Committee has delegated such pre-approval authority to its Chair.
In 2014 and 2013, the Audit and Risk Committee pre-approved all of the audit and non-audit services provided by KPMG.

PROPOSAL 3- ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
Non-Binding Advisory Vote
The Company seeks your advisory vote on the following resolution to approve the compensation of our named executive officers:
“Resolved, that the shareholders of National Bank Holdings Corporation hereby approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
Effect of Non-Binding Advisory Vote
This advisory vote is not binding on the Company, the Board, or the Compensation Committee. Our Board and our Compensation Committee, however, will review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in making a determination concerning the advisory vote on executive compensation.
Compensation Philosophy
The Company’s compensation philosophy is designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend these programs to be aligned with performance goals that motivate executives to achieve strategic goals prudently and within acceptable risk parameters. Our compensation programs are designed to reward individual contributions and to create long-term shareholder value. Our compensation philosophy is discussed in greater detail in the Compensation Discussion and Analysis section elsewhere in this proxy statement.
The Board recommends that the shareholders vote FOR the proposal to approve the Advisory Vote on Executive Compensation (Say-on-Pay) (Proposal 3).

PROPOSAL 4- ADVISORY VOTE ON FREQUENCY OF
ADVISORY VOTES ON EXECUTIVE COMPENSATION

Non-Binding Advisory Vote
As described in Proposal 3 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal 3 is referred to as a “say-on-pay” vote.
This Proposal 4 provides shareholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy material for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 4, shareholders may vote to have the say-on-pay vote every year, every two years, or every three years, or the shareholder may abstain. You are not voting to approve or disapprove the Board’s recommendation on this item.
The Company’s executive compensation program ties a considerable portion of the compensation provided to our named executive officers to our long-term performance. We believe that a triennial vote will give our shareholders the opportunity to more fully assess the success of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance. In addition, we believe that a three-year cycle allows an appropriate timeframe for our Board to review, evaluate and respond to shareholders’ views on executive compensation and to develop and implement any adjustments, if necessary, to our executive compensation program.
Effect of Non-Binding Advisory Vote
This advisory vote is not binding on the Company, the Board, or the Compensation Committee. Our Board and our Compensation Committee, however, will review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in determining the frequency of future say-on-pay votes.
The Board recommends that the shareholders vote on Proposal 4 to hold say-on-pay votes EVERY THREE YEARS.
PROPOSAL 5- APPROVAL OF THE
NATIONAL BANK HOLDINGS CORPORATION EMPLOYEE STOCK PURCHASE PLAN
We are asking shareholders to adopt and approve our Employee Stock Purchase Plan (the “Purchase Plan”). The Board believes that the adoption and approval of the Purchase Plan is advisable and in the best interests of our shareholders.
The Board believes that the Purchase Plan will assist in the retention of current associates and hiring of new associates and provide our associates with an incentive to contribute to our success by providing an opportunity to acquire shares of our common stock in a convenient and an attractive manner.
A summary of the Purchase Plan is set forth below. The description of the Purchase Plan is a summary and is qualified by and subject to the full text of the Purchase Plan, which is attached to this proxy statement as Annex A.
The Board recommends that shareholders vote FOR the proposal to approve the National Bank Holdings Corporation Employee Stock Purchase Plan (Proposal 5).
Purpose
The purpose of the Purchase Plan is to advance our interest and that of our shareholders by providing our associates with a convenient and an attractive means of purchasing shares of our common stock and thereby enhancing their sense of participation in the affairs of the Company. The Purchase Plan enables our eligible associates to purchase, through payroll deductions, shares of our common stock at a discount from the market price of the stock at the time of purchase. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of

Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
Administration
The Compensation Committee will administer the Purchase Plan (absent a determination by the Board to administer the Purchase Plan), and is authorized to delegate its duties and authority to officers and associates of the Company, as appropriate. All determinations and decisions by the Compensation Committee regarding the interpretation or application of the Purchase Plan shall be final and binding on all Purchase Plan participants. The Compensation Committee is also authorized to adopt, amend and rescind rules or procedures relating to the administration of the Purchase Plan.
Eligibility
Our associates who have been employed at least 90 days immediately prior to the commencement of an offering period and who meet such other requirements established by the Compensation Committee prior to the applicable offering period are eligible to participate in the Purchase Plan as of the first day of the offering period after they become eligible to participate in the Purchase Plan. However, no associate is eligible to participate in the Purchase Plan if, immediately after the election to participate, such associate would own stock (including stock such associates may purchase under outstanding rights under the Purchase Plan) representing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any of our subsidiary corporations. In addition, no associate is permitted to participate if the right of such associate to purchase our common stock under the Purchase Plan and all similar purchase plans maintained by us would accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year.
As of December 31, 2014, we employed approximately 1,056 associates, of whom approximately 1,030 should be eligible as of December 31, 2014 to participate in the Purchase Plan.
Stock Subject to the Purchase Plan
If approved, the Purchase Plan would reserve an aggregate of 400,000 shares of our common stock for issuance under the Purchase Plan.
Enrollment
Eligible associates become participants in the Purchase Plan by completing the enrollment documentation within the time frame established by the Company.
Terms
Offerings; Purchase Dates. Under the Purchase Plan, an offering period will last for six months, and have a six month purchase period. Purchases will be made on the last business day of each purchase period, and the dates of such purchases shall be “purchase dates.” Offering periods will commence on each March 1st and September 1st during the term of the Purchase Plan.
Price and Payment. Associates electing to participate in the Purchase Plan will authorize us to automatically deduct after-tax dollars from each compensation payment until the associate instructs us to stop the deductions or until the associate’s employment is terminated. Participants may contribute between 1% and 15% (in whole percentages) of their compensation through payroll deductions, and the accumulated deductions will be applied to the purchase of whole shares on each purchase date. Compensation for purposes of the Purchase Plan includes the following forms of cash compensation paid to or earned by an associate: gross cash compensation, including base salary and wages, overtime earnings, bonus payments (excluding sign-on bonuses), commissions or any other cash compensation or remuneration approved as “compensation” by the Compensation Committee in accordance with Section 423 of the Code but excluding all expense allowances and compensation paid in a form other than cash or any other compensation or remuneration determined not to be “compensation” by the Compensation Committee in accordance with Section 423 of the Code.

The purchase price per share will be equal to 90% of the fair market value per share on the last business day of the offering period, provided that the Board may determine to use a different purchase price for any offering period, which purchase price may not be less than 85% of the fair market value on the first or last day of the offering period.
The maximum number of shares which may be purchased by any associate on any single purchase date is 2,000 shares.
The fair market value of a share of our common stock will equal the closing price of a share of common stock on the New York Stock Exchange on the date of determination, as reported by such source as selected by our Compensation Committee or, if not traded on such day, the next preceding trading day on which the stock is traded. On March 18, 2015, the closing price of our common stock as reported on the New York Stock Exchange was $18.76 per share.
Termination of Participation. Associates may end their participation in an offering at any time at least 15 business days before a purchase date. Participation also ends automatically on termination of employment with us or failure of an associate to qualify as an eligible associate. Upon such termination of the associate’s participation in the Purchase Plan, such associate’s payroll deductions not already used to purchase stock under the Purchase Plan will be returned to the associate.
Adjustment Provisions
The Purchase Plan provides that in the event of certain extraordinary corporate transactions or events affecting us, the Compensation Committee or our Board will or may make such adjustments as it deems appropriate and equitable to (a) the aggregate number and kind of shares of common stock reserved for issuance and delivery under the Purchase Plan, (b) the maximum limitation on shares that may be purchased by a participant, (c) the number and kind of shares of common stock subject to outstanding options, and (d) the exercise price of outstanding options.
In the case of corporate transactions, such as a merger or consolidation, such adjustments may include early termination of the offering period.
Amendment and Termination of the Purchase Plan
The Board or Compensation Committee may at any time amend or terminate the Purchase Plan. Generally, no such termination can affect previously made grants and no amendment may adversely affect the rights of any participant without such participant’s consent, provided that the Compensation Committee may terminate an offering period if it determines that the termination of the offering period is in our best interest and that of our shareholders, including in connection with a corporate transaction as described above. In addition, no amendment may be made to the Purchase Plan without approval of our shareholders within 12 months of its adoption by the Board if such amendment increases the number of shares that may be issued under the Purchase Plan or changes the designation of the corporations whose associates (or class of associates) are eligible to participate in the Purchase Plan.
Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board or the Compensation Committee is entitled to make such amendments to the Purchase Plan as it determines are advisable if the continuation of the Purchase Plan or any offering period would result in financial accounting treatment for the Purchase Plan that is different from the financial accounting treatment in effect on the date the Purchase Plan was initially adopted by the Board.
Federal Income Tax Information
The following is a general summary under current law of the material federal income tax consequences to participants in the Purchase Plan. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

The Purchase Plan is intended to qualify under the provisions of Section 423 of the Code. The Purchase Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Purchase Plan. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the holding period of the shares acquired. If the shares are sold or disposed of more than two years from the first day of the offering period and one year from the date of purchase, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) the purchase price discount. For these tax purposes, the “purchase price discount” is based off the stock price on the first day of the offering period and equals the excess of the fair market value of the stock at the time the option was granted over the option price, computed as if the option had been exercised on the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares held for the periods described above are sold and the sale price is less than the purchase price, there is no ordinary income and the participating associate has a long-term capital loss equal to the difference between the sale price and the purchase price. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the capital gain holding period. We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above. We will treat any transfer of record ownership of shares as a disposition, unless we are notified to the contrary. In order to enable us to learn of dispositions prior to the expiration of the holding periods described above and ascertain the amount of the deductions to which we are entitled, participating associates will be required to notify us in writing of the date and terms of any disposition of shares purchased under the Purchase Plan.
New Plan Benefits
The amounts of future stock purchases under the Purchase Plan are not determinable because, under the terms of the Purchase Plan, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon fair market value of our common stock. As noted above, however, no associate is permitted to participate if the rights of associates to purchase our common stock under the Purchase Plan and all similar purchase plans maintained by us would accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year.
Equity Compensation Plan Information
The following table provides information with respect to all of our equity compensation plans (i.e., our 2009 Equity Incentive Plan and 2014 Omnibus Incentive Plan) under which securities are authorized for issuance as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,597,111(1)	$19.90	5,129,670
Equity compensation plans not approved by security holders	—	—	—
Total	3,597,111	$19.90	5,129,670

(1)	Includes 3,254,331 vested and exercisable options. Does not include the 955,398 voting shares of unvested restricted stock grants outstanding as of December 31, 2014.

GOVERNANCE
The Board is committed to sound and effective governance principles and practices. The Board has adopted Governance Guidelines to provide the framework for the governance of the Board and the Company. These Guidelines set forth, among other matters, qualifications for Board membership, director independence standards, director responsibilities, information about the structure of the Board and its committees, director compensation, management succession and Board self-evaluation. Each director serves for a one-year term. We do not have a staggered or classified board.
The Board has adopted a Code of Business Conduct and Ethics that applies to all of our associates, including our directors. Additionally, the Board has adopted a Supplemental Code of Ethics for CEO and Senior Financial Officers (together, with the Code of Business Conduct and Ethics, the “Codes of Ethics”). We expect all of our associates to adhere to the highest standards of ethics and business conduct with other associates, clients, shareholders, and the communities we serve and to comply with all laws, rules, and regulations that govern our business.
Shareholders and other interested persons may view our Governance Guidelines, our Codes of Ethics and other key information about our corporate governance on our website at www.nationalbankholdings.com.
Board and Committee Meetings; Annual Meeting Attendance
Directors are expected to attend all Board meetings and meetings of committees on which they serve.
The Board held eight meetings during 2014. During 2014, each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. The Board and each standing committee regularly meet in executive session. During 2014, the Board met in executive sessions without the CEO and other members of management seven times. During 2014, either the Chairman or Lead Director chaired each of the executive sessions of the Board, and the chairs of each committee chaired the executive sessions of the committees.
All directors are expected to attend each annual meeting of shareholders of the Company. In 2014, all directors attended the Company’s annual meeting of shareholders.
Committees of the Board
The Board has established three standing committees: Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. The Board’s committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members and chair of each committee based on the recommendation of the Nominating and Governance Committee.
The following table provides membership information for each of the Board’s standing committees as of the date of this proxy statement.

Audit and Risk Committee	Compensation Committee	Nominating and Governance Committee
Ralph W. Clermont, Chair	Burney S. Warren, III, Chair	Robert E. Dean, Chair
Frank V. Cahouet	Frank V. Cahouet	Frank V. Cahouet
Robert E. Dean	Robert E. Dean	Ralph W. Clermont
Lawrence K. Fish	Lawrence K. Fish	Fred J. Joseph
Fred J. Joseph		Micho F. Spring
Micho F. Spring
Burney S. Warren, III

With respect to each committee, the Board has adopted a charter that addresses its purpose, authority and responsibilities and contains other provisions relating to, among other matters, membership and meetings. In its discretion, each committee may form and delegate all or a portion of its authority to subcommittees of one or more of its members. As required by its charter, each committee periodically reviews and assesses its charter’s adequacy and reviews its performance, and also is responsible for overseeing risk related to the responsibilities described in its charter. Shareholders and other interested persons may view each committee’s charter on our website at www.nationalbankholdings.com.
Audit and Risk Committee
Purpose and Responsibilities. The Audit and Risk Committee is responsible for, among other things:

•
Reviewing our financial statements and public filings that contain financial statements, significant accounting policy changes, material weaknesses and significant deficiencies, if any, and risk management issues;

•
Serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance of our internal audit function;

•	Overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors;

•	Discussing any disagreements between our management and the outside auditors regarding our financial reporting; and

•	Preparing the Audit and Risk Committee Report for inclusion in our proxy statement for our annual meeting.
Membership and Meetings. Under its charter, the Audit and Risk Committee must have a minimum of three members. No Audit and Risk Committee member may serve on the audit committee of more than two other public companies. Each member of the Audit and Risk Committee is independent, as independence for audit committee members is defined by NYSE and SEC rules, as discussed below under “Director Independence.” The Board has determined, in its business judgment, that each current member of the Audit and Risk Committee is financially literate as required by NYSE rules, and that Mr. Clermont, the committee’s chair, qualifies as an “audit committee financial expert” as defined by SEC regulations.
The Audit and Risk Committee meets as often as necessary to carry out its responsibilities but no less than quarterly. In 2014, the Audit and Risk Committee met four times.
Compensation Committee
Purpose and Responsibilities. The Compensation Committee is responsible for, among other things:

•	Determining the compensation of our executive officers;

•	Reviewing our executive compensation policies and plans;

•	Oversight of the Company’s compensation practices generally;

•	Administering and implementing our equity compensation plans;

•	Preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting; and

•	Overseeing the Company’s talent management and succession planning process, including succession planning for the position of CEO.

The Compensation Committee’s process and procedures for establishing compensation for named executive officers is discussed in the Compensation Discussion and Analysis below.

Membership and Meetings. Under its charter, the Compensation Committee must have a minimum of three members, two of which must meet the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and qualify as an “outside director” under Internal Revenue Code Section 162(m). All Compensation Committee members must be independent under NYSE rules. The Board has determined that each current Compensation Committee member meets these qualifications, as further discussed below under “Director Independence.” The Compensation Committee meets as often as necessary to carry out its responsibilities. In 2014, the Compensation Committee met four times.
Nominating and Governance Committee
Purpose and Responsibilities. The Nominating and Governance Committee is responsible for, among other things:

•	Identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or reelection to our Board;

•	Reviewing and making recommendations to our Board of Directors with respect to the compensation and benefits of directors;

•	Reviewing and approving or ratifying all related-party transactions in accordance with the Company’s Related Person Transactions Policy;

•	Assessing the performance of our Board of Directors and its committees; and

•	Monitoring our governance policies, principles and practices.

Information about the Nominating and Governance Committee’s process and procedures for establishing director compensation appears below under “Director Compensation.”
Membership and Meetings. Under its charter, the Nominating and Governance Committee must have a minimum of three members, each of whom must be independent under NYSE rules. The Board has determined that each member meets this standard, as discussed below under “Director Independence.” The Nominating and Governance Committee meets as often as necessary to carry out its responsibilities. In 2014, the Nominating and Governance Committee met four times.
Director Independence
Our Governance Guidelines and committee charters require that a majority of the members of the Board of Directors and all members of the Audit and Risk Committee, the Compensation Committee and the Nominating and Governance Committee meet the criteria for independence required by the NYSE. Our Governance Guidelines require all members of the Audit and Risk Committee to meet the heightened independence requirements for audit committee members under the Exchange Act.
In February 2015, the Board, with the assistance of the Nominating and Governance Committee, undertook its annual review of director independence. In connection with this review, the Board evaluated banking, commercial, business, investment, legal, charitable, consulting, familial or other relationships with each director, and us and our affiliates. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the corporate governance standards of the NYSE, including applicable SEC rules, with the exception of G. Timothy Laney because of his employment as an executive of the Company.
Board Leadership Structure
The Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our stated goals and objectives and that the long-term interests of our shareholders are served. The Company currently does not have a fixed policy with respect to whether the same person may serve as both the Chairman of the Board and the Chief Executive Officer. The Board believes that it is in the best interests of the Company for the Board, in consultation with the Nominating and Governance Committee, to make this determination from time to time. Pursuant to the Company’s Governance Guidelines, when the position of Chairman of the Board is not held by an independent director, the independent directors shall appoint an independent director to serve as the independent Lead Director.

In May 2014, the Board elected G. Timothy Laney, President and Chief Executive Officer of the Company, to serve as Chairman of the Board and the independent directors appointed Ralph W. Clermont to serve as the independent Lead Director. The Board concluded, based upon the Company’s current size and history and its four years of experience with Mr. Laney as Chief Executive Officer and as a fellow director, that a combined Chairman/CEO role for Mr. Laney and an independent Lead Director with a strong role and defined authorities is the better corporate governance structure for the Company at this point in its history. The Board considered Mr. Laney’s strong leadership roles with the Company’s shareholders and other stakeholders and with ongoing strategic planning, among other factors, and Mr. Clermont’s demonstrated ability to work with the Company’s senior management and provide leadership on Board and committee issues. The Board believes that the duties of the independent Lead Director under the Company’s Governance Guidelines and the Board’s practice of regular meetings of, and communications between, independent directors in executive session without management both are important parts of the Company’s corporate governance safeguards.
Pursuant to the Company’s Governance Guidelines, the duties of the independent Lead Director include: (i) serving as a liaison, and facilitating communication, between the Chairman of the Board and the independent directors; (ii) organizing, convening and presiding over executive sessions of the independent directors; (iii) presiding at all meetings of the Board at which the Chairman of the Board is not present; (iv) approving meeting schedules and agendas proposed by the Chairman and Chief Executive Officer, and consulting with the Chairman and Chief Executive Officer regarding the information to be provided to the directors in conjunction with such meetings; (v) serving as an advisor to the Board committees, chairs of the Board committees and other directors; (vi) serving as a member ex officio of each of the Board’s standing committees, with full voting rights on each such committee; (vii) if requested by major shareholders, ensure that he or she is available for consultation and direct communication; (viii) call meetings of the Board if deemed advisable by the independent Lead Director; and (ix) such other duties and responsibilities as assigned from time-to-time by the independent directors.
Our current board leadership structure supports the independence of the independent directors. The independent directors meet in executive session at each Board meeting and each of the standing committees is comprised solely of and led by independent directors. Our independent Lead Director presides at each executive session of the independent directors of the Board and the independent committee chairs preside over the executive sessions of their respective committees.
The Board’s Role in Risk Oversight
Our Board of Directors oversees risk management throughout the Company. The Board accomplishes this primarily through its three standing committees, each of which is active in risk management.
The Audit and Risk Committee is responsible for oversight of the Company’s market, credit, liquidity, fraud, legal, compliance and other financial, operational and reputational risks. The Audit and Risk Committee is further responsible for reviewing and approving guidelines, policies and processes for managing these risks. The Audit and Risk Committee monitors the Company’s risk exposure in all risk categories through regular reports prepared by members of management, including the Company’s Chief Risk Officer. The Audit and Risk Committee determines the risk appetite of the Company. Additionally, the Audit and Risk Committee meets with representatives from the Company’s independent registered public accountant, including in executive session without management present.
The Compensation Committee oversees risks related to compensation, including risks that may arise from the Company’s incentive compensation practices. The Compensation Committee oversees and evaluates the design, administration and risk management of all of the Company’s material incentive compensation arrangements to ensure consistency with the safety and soundness of the Company and to appropriately balance risk and reward. The Compensation Committee also oversees the annual compensation risk assessment to identify any compensation practices that may present an unacceptable level of risk to the Company.
The Nominating and Governance Committee oversees the Company’s governance program. This includes the Company’s Code of Ethics, Insider Trading Policy, disclosure policies, management of potential conflicts of interest, including related party transactions, and director independence.

Communications with Directors
Shareholders and other interested parties who wish to communicate with the Board, the independent directors as a group, or one or more individual directors may do so by contacting the Board’s Secretary by mail at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. Under our Governance Guidelines, the Secretary is responsible for referring such communication to the Board.

Director Nomination Process and Board Diversity
The Nominating and Governance Committee is responsible for recommending candidates for membership on our Board of Directors. The Nominating and Governance Committee is responsible for identifying and reviewing the qualifications and independence of Board candidates. While the Nominating and Governance Committee does not have a formal policy regarding diversity, pursuant to our Governance Guidelines, the Nominating and Governance Committee considers diversity in its assessment of potential nominees for Board membership.
Shareholders are welcome to recommend candidates for membership on the Board. The Nominating and Governance Committee, in accordance with its charter, will evaluate candidates in the same manner that it evaluates other potential nominees. Our Bylaws require timely notice of shareholder nominations to our Secretary, as further discussed in the section “2016 Annual Meeting of Shareholders -Shareholder Proposals” elsewhere in this proxy statement. In order to make a nomination, a shareholder must be a shareholder at the time the Company gives notice of its annual meeting and at the time of the annual meeting, must be entitled to vote at the annual meeting, and must comply with the procedures of our Bylaws. The Bylaws require certain information regarding shareholders who wish to nominate candidates for Board membership. This includes (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (collectively, the “Nominating Party”), (ii) information regarding the shares owned by the Nominating Party, (iii) information regarding derivative and other instruments regarding the Company’s stock that the Nominating Party owns, (iv) contracts, arrangements, understandings or relationships the Nominating Party has entered into concerning the Company’s stock and (v) other information relating to the Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. For complete description of the requirements and procedures for shareholder nominations, please refer to our Bylaws.
Compensation Committee Interlocks and Insider Participation
During 2014, our Compensation Committee consisted of Messrs. Warren, Cahouet, Dean and Fish. None of them has at any time been an officer or associate of the Company (other than Mr. Fish, who acted on an exigent basis as Interim Chief Executive Officer in 2010 following the death of our original Chief Executive Officer until Mr. Laney began as CEO), and none has had any relationship with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION
Compensation Principles. The Nominating and Governance Committee reviewed director compensation in accordance with its charter in October 2012, assisted by F.W. Cook & Co., Inc. (“F.W. Cook”), the independent compensation consultant that the Nominating and Governance Committee engages for director compensation matters. Based upon such review, the committee recommended and the full Board determined that director compensation should be based upon the following principles:

•
To align director interests with those of our shareholders, Board compensation should be predominately (at least 50%) equity-based; and to further this alignment, directors should have stock ownership requirements;

•
Director compensation should be at a level appropriate to attract and retain very high caliber directors with exceptional levels of experience; and should be commensurate with the work required and responsibilities undertaken; and

•	The Company should not pay directors individual meeting fees in order to foster management solicitation of director input and to avoid administrative burdens.
Compensation Elements. Each independent director receives an annual cash retainer of $60,000 for his or her service as a member of the Board of Directors. In May 2014, the Company revised its board leadership structure, as described under the heading “Board Leadership Structure” above. Prior to these changes, the Chairman of the Board of Directors received an additional $30,000 annual cash retainer and the chairs of the Audit and Risk, Compensation and Nominating and Governance Committees each received an additional annual cash retainer of $20,000. In connection with the changes to the Company’s board leadership structure, the newly created independent Lead Director receives an additional $10,000 annual cash retainer, and the annual cash retainer for the chair of the Audit and Risk Committee was increased to $30,000. The annual cash retainers for the chairs of the Compensation and Nominating and Governance Committees did not change and remain at $20,000. In addition, the independent Lead Director receives an annual grant of restricted stock with an aggregate grant date fair value of $105,000 and each other independent director receives an annual grant of restricted stock with an aggregate grant date fair value of $90,000. The grants are made on the date immediately following our Annual Meeting of Shareholders, with 50% of the shares vesting 180 days following such date and 50% of the shares vesting on the date immediately preceding our next Annual Meeting of Shareholders. No individual meeting fees are paid for either Board meetings or committee meetings, whether in person or by telephone. We reimburse directors for expenses incurred in their Board service, including the cost of attending Board and committee meetings. We generally do not provide personal benefits (perquisites) to our directors.
Stock Ownership Guidelines. We believe that ownership of NBHC stock helps align the interests of our directors with those of shareholders and emphasizes the long-term aspects of equity-based compensation. The Board of Directors adopted stock ownership guidelines for independent directors in 2012. Under these guidelines, our independent directors are required to beneficially own shares of NBHC stock worth four times their annual board cash retainer within five years. Independent directors who do not meet the guidelines are required to retain 50% of the after-tax portion of vested stock awards until the guidelines are met. As of December 31, 2014, the NBHC common stock ownership of each independent director exceeded this stock ownership requirement, with the exception of Mr. Joseph, who joined the Board effective July 1, 2014.
Mr. Laney, as an associate of the Company, does not receive separate compensation for his service on the Board of Directors. Information on his compensation is included under the sections “Compensation Discussion and Analysis” and “Executive Compensation Tables” elsewhere in this proxy statement.

Compensation for our independent directors during 2014 was as follows:
Director Compensation Table

Name(1)	Fees earned or paid in cash ($)	Stock awards ($)(2)	Total ($)
Frank V. Cahouet	75,000	90,000	165,000
Ralph W. Clermont	93,022	105,000	198,022
Robert E. Dean	80,000	90,000	170,000
Lawrence K. Fish	60,000	90,000	150,000
Fred J. Joseph	30,000	76,000	106,000
Micho F. Spring	60,000	90,000	150,000
Burney S. Warren, III	80,000	90,000	170,000

(1)
In May 2014, Mr. Cahouet stepped down as Chairman of the Board (and continued to serve as a director) and Mr. Clermont was appointed as the independent Lead Director. Mr. Joseph was appointed to the Board effective July 1, 2014.

(2)
Represents the aggregate grant date fair market value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), using the valuation assumptions described in Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions Policy and Procedures
The Board has adopted a written policy which establishes a framework for the review and approval or ratification of transactions between the Company and its related persons and/or their respective affiliated entities. We refer to this policy as our “Related Person Transactions Policy.” The Related Person Transactions Policy is available on our website at www.nationalbankholdings.com.
“Related Persons” under this policy include our directors, director nominees, executive officers, persons who recently served as directors or executive officers, holders of more than 5% of any class of our voting securities and immediate family members of any of the foregoing persons. An “immediate family member” of a related person means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law of a related person and any person (other than a tenant or employee) sharing a household with a related person.
Under the Related Person Transactions Policy, no Related Person Transaction may be consummated or continued unless approved by the Nominating and Governance Committee.
A “Related Person Transaction” is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which the Company (or any of its subsidiaries) is, was or will be a participant and the amount involved exceeds $120,000, and in which the Related Person had, has or will have a direct or indirect material interest, other than:

•
Employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if (i) at any time when the Company is subject to Sections 13 or 15(d) of the Exchange Act, the compensation is required to be reported in the Company’s annual proxy statement, and at any time when the Company is not subject to such Sections of the Exchange Act, the compensation is approved by the Compensation Committee of the Company or (ii) the executive officer is not an immediate family member as defined above and such compensation was approved, or recommended to the Board for approval, by the Compensation Committee.

•	Compensation for serving as a director of the Company.

•	Payments arising solely from the ownership of the Company's equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis.

•
Indebtedness arising from ordinary-course transactions such as the purchases of goods and services at market prices, and indebtedness transactions with any person or entity that is a Related Person only because such person or entity owns more than 5% of any class of the Company’s voting securities.

•	Transactions where the rates or charges are determined by competitive bids.

•	Transactions where the rates or charges are fixed in conformity with law or governmental authority in connection with the provision of services as a common or contract carrier or public utility.

•	Ordinary course transactions involving the provision of certain financial services (e.g., by a bank depository, transfer agent, registrar, trustee, etc.).

The Nominating and Governance Committee is responsible for approving, ratifying or disapproving of all Related Person Transactions. Company management is responsible for providing the Nominating and Governance Committee with all material information regarding Related Person Transactions and the interest of Related Persons in such transactions. The Nominating and Governance Committee shall only approve or ratify a Related Person Transaction if the committee determines that the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. No member of the Nominating and Governance Committee shall participate in the review, consideration or approval of any Related Person Transaction with respect to which such member or any member of his or her immediate family is a Related Person.
In the event management determines it is impractical or undesirable to wait until the next meeting of the Nominating and Governance Committee to approve a Related Person Transaction, the Chair of the Nominating and Governance Committee may review and approve the Related Person Transaction, in accordance with the criteria set forth herein. The Chair of the Nominating and Governance Committee will report any such approval to the Nominating and Governance Committee at its next regularly scheduled meeting.
Ordinary Course Transactions
During 2013 and 2014, certain of the executive officers and directors of the Company or of NBH Bank, N.A., our wholly-owned bank subsidiary, and affiliates of such persons have, from time to time, engaged in banking transactions with NBH Bank, N.A. and are expected to continue such relationships in the future. All loans or other extensions of credit made by NBH Bank, N.A. to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.
Warrants Issued to Certain Shareholders
In connection with the agreement by several of our largest shareholders to be bound by the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions, we issued warrants to purchase common stock to such investors. The warrants are exercisable for 10 years from the date of issuance and have an exercise price of $20.00 per share. We issued (1) a warrant to purchase 237,500 shares of common stock to Ithan Creek Investors USB, LLC (an investment advisory client of Wellington Management Company, LLP) on October 20, 2009, (2) a warrant to purchase 237,500 shares of common stock to Ithan Creek Investors USB, LLC on March 23, 2010, (3) a warrant to purchase 250,750 shares of common stock to Paulson Master Recovery Fund LTD on March 15, 2010, and (4) a warrant to purchase 42,000 shares of common stock to Elliott Associates, L.P. and a warrant to purchase 63,000 shares of common stock to a wholly owned subsidiary of Elliott International, L.P. on September 30, 2010.

EXECUTIVE OFFICERS
The age, business experience and current position of each person who currently serves as an executive officer of the Company are as follows:
G. Timothy Laney, Age 54
Biographical information for Mr. Laney is provided in the section “Proposal 1-Election of Directors” elsewhere in this proxy statement.
Brian F. Lilly, Age 57
Mr. Lilly has served as our Chief Financial Officer since 2012 and as our Chief of M&A and Strategy since April 2014. Mr. Lilly is the former Vice Chairman and Chief Operating Officer of F.N.B. Corporation (“FNB”), where he was responsible for all activities of finance, investor relations, treasury, asset and liability committee, credit administration, risk management, technology and operations, legal, facilities and consumer finance. He was a key leader in FNB’s mergers and acquisitions strategy and execution, helping to build FNB into a leading $12 billion regional bank holding company. Prior to the Chief Operating Officer role, he spent six years as FNB’s Chief Financial Officer and Chief Administrative Officer, having reestablished those functions following the unique spin-off of the company in 2003. In addition, Mr. Lilly worked with PNC Financial for 15 years, principally in line-of-business and geographic Chief Financial Officer roles as well as corporate strategic planning. Mr. Lilly also worked for four years at Ernst & Young as a certified public accountant.
Richard U. Newfield, Jr., Age 53
Mr. Newfield has served as the Company’s Chief Risk Officer since 2011. Mr. Newfield is the former Head of Business Services Credit at Regions Bank. He joined Regions in 2008 after a 23-year career at Bank of America. Mr. Newfield held various senior positions at Bank of America, including roles in risk management, credit, commercial banking, global bank debt and corporate marketing. He brings significant experience in development and implementation of business models and integration of businesses during mergers. In addition, Mr. Newfield has led credit process reengineering initiatives, including risk and credit policy design, and corporate governance.
Thomas M. Metzger, Age 62
Mr. Metzger has served as our Chief of Enterprise Technology & Integration since 2014 and as the Market President of our Bank Midwest and Hillcrest Bank divisions since 2010. Previously, he served as our Chief Risk Officer beginning in August 2009. As former Chief Credit Risk Officer and Group Executive Vice President of Citizens Financial Group (“CFG”), Mr. Metzger was responsible for credit, operational and market risk as well as regulatory compliance. He also previously served as Chairman, President and Chief Executive Officer of Citizens Bank New Hampshire. He brings significant experience in regional and community banks from risk, operational & execution perspectives. Prior to joining CFG, he held positions at US Bancorp in St. Louis and its predecessor family of banks, including Firstar Bank and Mercantile Bank. He began his banking career in 1974 at the Federal Reserve Bank of St. Louis and thereafter at the Office of Comptroller of the Currency.
Zsolt K. Besskó, Age 45
Mr. Besskó has served as our Chief Administrative Officer & General Counsel since 2013. Mr. Besskó brings significant experience in corporate law, securities law, mergers and acquisitions, corporate governance and banking over the span of his 18-year legal career. He has had a particular focus in the banking industry both in private practice and as in-house counsel. Prior to joining the Company, Mr. Besskó was a partner with the law firm of Stinson Leonard Street LLP (f.k.a. Stinson Morrison & Hecker LLP) and, prior to that, a shareholder of the law firm of Jones & Keller, P.C. Previously, he served as the Executive Vice President, General Counsel & Secretary of Guaranty Bancorp, a publicly traded bank holding company, where he oversaw the company’s legal and compliance departments. As an attorney in private practice, Mr. Besskó assisted publicly traded and privately held companies involving mergers and acquisitions, securities transactions, SEC reporting, corporate governance, executive compensation, employment and human resources, regulatory issues and general corporate matters. He began his legal career at Sullivan & Cromwell LLP in New York City.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation

We explain in this section, which we refer to as the “CD&A”, how we compensate the executive officers named in the table captioned “Summary Compensation Table” below (our “NEOs”). Our NEOs for the fiscal year ended December 31, 2014 were:

•	G. Timothy Laney, Chairman, President and Chief Executive Officer

•	Brian F. Lilly, Chief Financial Officer; Chief of M&A and Strategy

•	Richard U. Newfield, Jr., Chief Risk Officer

•	Thomas M. Metzger, Chief of Enterprise Technology & Integration

•	Zsolt K. Besskó, Chief Administrative Officer & General Counsel

Our approach to executive compensation is to pay for performance and to ensure compensation programs are aligned with effective risk management. We believe that approaching compensation in this way will create sustainable shareholder value over the long term.
Company History and Expectations of Management
To better understand the objectives, principles and practices that form our approach to executive compensation described in this section, it is important to understand the Company’s relatively short history and our expectations of management’s performance in the context of us being a young company that recently became publicly traded. We began our existence in 2009 with an initial capital raise. Our expectation of management was to build an organizational structure and to begin to deploy capital by acquiring financial institutions, while structuring transactions to limit risk. Our business requires leaders with entrepreneurial orientation and operational and capital deployment expertise capable of taking on high levels of personal responsibility.
After a period of corporate organization and due diligence on acquisition prospects, we acquired selected assets and liabilities of Hillcrest Bank from the FDIC in October 2010. In December 2010, we acquired certain assets of Bank Midwest and, during 2011, we acquired from the FDIC selected assets and liabilities of two more banks: Bank of Choice and Community Banks of Colorado. By the end of 2011, the Company had built a significant banking operation in just over one year. During 2012, we integrated our acquisitions onto a common, scalable operating platform and successfully completed our IPO. While in the fall of 2009 we had no banking operations at all, as of December 31, 2014, we had $4.8 billion in assets, $2.2 billion in loans, $3.8 billion in deposits and $0.8 billion in shareholders’ equity, with a network of 97 banking centers.
We continue to adhere to our strategic plan to become a leading regional community bank holding company by pursuing a dual strategy of strong organic growth and selective acquisitions of financial institutions and other complementary businesses. Our focus is on building organic growth through strong banking relationships with small- and mid-sized businesses and consumers in our markets. Our long-term business model utilizes our organic development infrastructure, low-risk balance sheet, continuous operational development and a disciplined acquisition strategy to create value and provide attractive returns.
Because we have been in the process of deploying capital and acquiring selected franchises in our markets, some of which have been failed or troubled institutions, typical performance metrics were not appropriate measures for performance while the Company continued to build and operationalize the business during 2014.
Philosophy and Objectives of Our Executive Compensation Program

Because a key expectation of management is to build an effective organizational structure, it is particularly important that our compensation programs be designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend these programs to be aligned with performance goals that motivate executives to achieve strategic goals prudently and within acceptable risk parameters. Our compensation programs are designed to reward individual contributions and to create long-term shareholder value.

Our executive compensation philosophy is designed to meet five key objectives:

•	ensure that the goals and interests of management are closely aligned with those of the Company, its shareholders and the communities we serve;

•	balance compensation to reward both short-term results and the strategic decisions and actions required to build a sustainable enterprise and create long-term value;

•	motivate executives to deliver a high level of business performance and prudently achieve strategic goals within acceptable risk parameters;

•	pay compensation based on corporate and individual performance; and

•	attract and retain highly qualified executives through a balance of cash and equity compensation.

Compensation Components

The total compensation of our NEOs consists primarily of the following components:

Annual Compensation Component	Purpose	Considerations
Base Salary: Cash	To provide a fixed amount of cash compensation reflective of level and scope of responsibility and competitive practice.	NEO salary levels are based on: • experience and education; • scope of responsibilities; • individual performance; and • competitiveness with salary ranges at other banking organizations.

Annual Incentive Compensation: Incentive Cash Bonus	To motivate and reward our NEOs for meeting or exceeding corporate, business line and individual performance goals.	For 2014, the Compensation Committee adopted both corporate and divisional/individual objectives, but did not adopt a formulaic calculation for determining incentive cash bonuses.

Long-Term Incentive Compensation: Equity Awards	Equity compensation links performance with the interests of our shareholders, promotes a long-term focus, and acts as an effective retention tool for key talent.	In 2014, the Compensation Committee made regular annual equity awards to our NEOs.

Benefits & Perquisites	Benefits are designed to be generally competitive with other banking institutions.	NEOs receive substantially the same benefits offered to other eligible associates of the Company. We provide limited perquisites to our NEOs.

Change in Control and Severance Arrangements	Employment agreements, which include severance benefits and certain change in control benefits, are intended to reinforce and encourage the continued attention and dedication of our NEOs.	Change in control and severance arrangements also are an effective tool in attracting and retaining talent.

Role of Compensation Committee
The Compensation Committee determines executive compensation. The Compensation Committee, which is comprised entirely of independent directors, sets compensation policy and administers our executive compensation program. The Compensation Committee acts independently, but works closely with our Board of Directors and members of management. The Compensation Committee has responsibility for setting the components of the CEO’s compensation and uses the assistance of F.W. Cook, its independent compensation consultant, in determining executive compensation. The Chairman of our Compensation Committee takes an active role in meeting with F.W. Cook. Our CEO, with the assistance of F.W. Cook and our Chief Administrative Officer, develops initial recommendations for the other NEOs for the Compensation Committee’s consideration.
Role of Compensation Consultant

Engagement and Independence. The Compensation Committee, under its own authority, engages its own advisors to assist in carrying out its responsibilities. The Compensation Committee has engaged F.W. Cook to evaluate our current executive compensation program and to advise and support the Compensation Committee on future compensation decisions. F.W. Cook has no other financial relationships with the Company (other than advising the Nominating and Governance Committee on matters related to director compensation). As part of the engagement of F.W. Cook in 2014, the Compensation Committee considered the various independence factors required under the NYSE corporate governance standards, including the applicable SEC rules, and determined that F.W. Cook was independent.
Peer Group and Market Data Review. In 2014, F.W. Cook, with input from the Compensation Committee and management, developed a peer group analysis based on a selection of 17 financial institutions to assist the Compensation Committee in reviewing comparative compensation data. For 2014, this peer group, as approved by the Compensation Committee, consisted of:

BankUnited, Inc.	National Penn Bancshares, Inc.
Bank of the Ozarks, Inc.	Old National Bancorp
Capital Bank Financial Corp.	Pinnacle Financial Partners, Inc.
Community Bank System, Inc.	Provident Financial Services, Inc.
First Interstate BancSystem, Inc.	Trustmark Corporation
First Midwest Bancorp	UMB Financial Corporation
F.N.B. Corporation	United Bankshares, Inc.
Iberiabank Corporation	Western Alliance Bancorporation
NBT Bancorp Inc.
The companies included in the peer group have a median asset size of $8.6 billion (as of June 30, 2014), ranging from approximately $5 billion to $16 billion, with a slight bias toward the markets in the Midwest and the Rocky Mountains. To ensure we have executives capable of managing, and our executives are compensated commensurate with, a company with the scope and size consistent with our growth objectives ($8-10 billion in assets), the median of the peer group has been positioned above our current size. We also believe the peer group is diverse and provides the necessary depth to be meaningful in evaluating NEO compensation. The peer group may be changed from year to year, including if a company’s size or other factors have changed such that the Compensation Committee believes that a particular company no longer continues to be representative of the peer group or when a company in the peer group has been acquired.
F.W. Cook summarized and provided the Compensation Committee with market data relating to base salaries, short-term cash bonuses and long-term equity awards for each of the top five officers at these peer companies, using the data provided in the peer company’s latest available proxy statement. The Compensation Committee took this information into consideration in determining NEO compensation, but did not use this peer group information in 2014 to directly determine specific compensation levels, nor did it target a specific positioning versus our peers for NEO compensation. In making compensation decisions, the Compensation Committee considered F.W. Cook’s market analysis together with other factors discussed in this CD&A.

Role of Management

In 2014, our CEO and Chief Administrative Officer worked closely with the Compensation Committee in managing our executive compensation program. Our CEO attended meetings and made recommendations to the Compensation Committee on the compensation of the other NEOs. We expect that our CEO, Chief Administrative Officer and other members of management will continue to have a role in assisting the Compensation Committee in designing our programs and setting compensation levels. None of our NEOs provided recommendations with respect to his own compensation in 2014.
Setting Compensation for our Named Executive Officers

In determining compensation for the NEOs, the Compensation Committee considered the factors identified in the chart above under the heading “Compensation Components”.

In connection with our IPO, the Company adopted the Senior Executive Bonus Plan, which is intended to provide an incentive for superior work and to motivate our NEOs and other covered key executives toward strong achievement and business results, to tie their goals and interests to those of the Company and the Company’s shareholders and to enable the Company to attract and retain highly qualified executives. The Senior Executive Bonus Plan provides for incentive bonuses to be paid based on the attainment of pre-established goals or at the discretion of the Compensation Committee.

In reviewing 2014 performance for determining annual incentive payments, the Compensation Committee considered the following corporate objectives that were established by the Compensation Committee at the beginning of 2014 (we refer to these objectives as the “Corporate Objectives”):

•	progress towards attaining the following key long-term financial targets:

◦	Assets: $8-10 billion;

◦	Efficiency ratio < 60%;

◦	Return on average tangible assets (ROATA) - 1.00-1.25%;

◦	Return on average tangible common equity (ROATCE) - 13-16%;

◦	Dividend payout ratio - 25%; and

◦	Tier 1 leverage ratio - 8%;

•
progress towards realizing the following financial milestones: EPS growth, efficiency ratio improvement, loan growth, core deposit growth, fee income growth and targeted net charge-offs levels (on strategic loan portfolio);

•	focus on building meaningful scale and market share in attractive markets and growing organically through a client relationship banking model;

•	lever or manage excess capital through disciplined acquisitions in targeted markets or through attractive stock buybacks, and deploying capital at returns acceptable to the Board;

•	maintain a low “enterprise risk” profile, prudent management of enterprise risk, and continue to maintain and foster solid regulatory standing;

•	continue to build, recruit and retain organizational talent;

•	operate efficiently and effectively, and continue to build operational capabilities and efficiencies; and

•	create a values-based culture/organization, and foster an engaging work environment.

The CEO’s performance was evaluated based on these Corporate Objectives as well as individual performance. For the other NEOs, the Compensation Committee considered the Corporate Objectives, other objectives specific to each NEO’s areas of responsibility that were established by the Compensation Committee at the beginning of 2014, and individual performance. In evaluating these objectives and individual performance, the Compensation Committee considered input from management and from members of the Board.

Mr. Laney
Mr. Laney joined the Company as President and Chief Executive Officer in 2010. We entered into an employment agreement with Mr. Laney at that time, which is more fully described below. In setting Mr. Laney’s initial compensation, we considered Mr. Laney’s prior experience, his compensation at his prior employer and the value of the compensation opportunities he forfeited as a result of accepting employment with us. For 2014, Mr. Laney’s compensation was set as follows:
Base Salary: For 2014, the Compensation Committee increased Mr. Laney’s base salary to $750,000 from $700,000, effective April 1, 2014. Factors that the Compensation Committee considered in increasing Mr. Laney’s base salary included Mr. Laney’s performance during 2013 and peer compensation data. For 2015, the Compensation Committee determined to keep Mr. Laney’s base salary unchanged.
Incentive Cash Bonus: The Compensation Committee set Mr. Laney’s maximum annual cash incentive opportunity for 2014 at 180% of his annual base salary. In determining Mr. Laney’s actual incentive cash bonus for 2014, the Compensation Committee considered the Corporate Objectives and the following results from 2014:

•
GAAP EPS of $0.22, up 57%, which was primarily affected by higher than expected levels of FDIC indemnification asset amortization, additions to FDIC clawback liability and other FDIC loss share related expenses;

•	continued strong loan growth with $308 million in total loan growth, or a 16.6% increase, while maintaining a conservatively structured loan portfolio;

•	growth of our strategic loan portfolio by $457 million, or 30.4%, ending at $2.0 billion, or 90.7% of loans outstanding;

•	organic loan originations of $869 million, increasing 21.7%;

•	average demand deposits grew $41 million, or 6.1%, and transaction account balances increased to 64% of total deposits from 61%;

•	Cost of deposits declined 4 basis points to 0.37%, with higher-cost time deposits declining $139 million, or 9.3%;

•	continued to build a foundation for future M&A transactions and growth by engaging potential targets and identifying and pursuing several opportunities, including Pine River Bank Corporation;

•	repurchased 6.1 million shares ($119 million) at attractive prices ($19.63 weighted average price), providing stock currency for future acquisitions;

•
maintained focus on expenses and enhancing operational efficiencies, with operating expenses down 8% and significant progress made on reducing future operating expenses (e.g., with third party supply/services contracts);

•	created Specialty Banking group, comprised of Capital Finance, Government & Non-Profit, Energy, Food/Agribusiness and Treasury Management specialties;

•	made enhancements to small business banking;

•	continued to strengthen talent organization-wide;

•	maintained low enterprise risk profile as evidenced by credit metrics, strengthened enterprise risk management capabilities, and improved operational and information security controls;

•	the reduction of non-strategic loan balances by $148 million, or 42%;

•	maintained excellent credit quality with net charge-offs of only six basis points;

•	continued emphasis on core values, accountability and building our culture; and

•	continued to maintain and foster solid regulatory standing.

The Compensation Committee determined that Mr. Laney earned, and the Compensation Committee approved, an annual incentive cash bonus payment for 2014 of $1,062,000, which is 142% of Mr. Laney’s current annual base salary.
Equity-Based Compensation: In 2014, the Compensation Committee awarded Mr. Laney 28,000 shares of restricted stock and options to acquire 28,000 shares of our common stock. The awards will vest in three equal annual installments on each of the first, second and third anniversary of the date of grant, subject to Mr. Laney’s continued employment with the Company through each such anniversary. These awards were based on 100% of Mr. Laney’s 2013 base salary of $700,000.

Mr. Lilly
Mr. Lilly joined the Company as Chief Financial Officer in 2012 pursuant to a letter agreement, the terms of which are further described below. In setting Mr. Lilly’s initial compensation, the Compensation Committee considered his experience, his expected roles and responsibilities in our Company and the compensation paid to our former Chief Financial Officer. For 2014, Mr. Lilly’s compensation was set as follows:
Base Salary: For 2014, the Compensation Committee increased Mr. Lilly’s base salary to $375,000 from $350,000, based upon the CEO’s recommendation, effective April 1, 2014. For 2015, the Compensation Committee determined to keep Mr. Lilly’s base salary unchanged.
Incentive Cash Bonus: The Compensation Committee set Mr. Lilly’s maximum annual incentive opportunity for 2014 at 150% of his annual base salary. In determining Mr. Lilly’s actual incentive cash bonus for 2014, the Compensation Committee considered the Corporate Objectives (and related results) as well as the following other factors and individual results:

•	produced timely and accurate SEC and regulatory reporting and divisional/business line performance reporting, including the enhancement of the reporting and overall planning;

•	engaged potential targets and identified and pursued several opportunities, including Pine River Bank Corporation;

•	identified and supported capital deployment and profitability enhancing initiatives and strategies, including stock buybacks and banking center efficiency and profitability assessments;

•	successfully managed the investment portfolio and overall capital management;

•	continued to enhance the investor relations function, including the enhancement of financial results analysis and understanding; and

•	operated within his group’s 2014 expense budget.

After taking into account these factors and results, the Compensation Committee determined that Mr. Lilly earned, and the Compensation Committee approved, an annual incentive cash bonus payment for 2014 of $442,500, which is 118% of Mr. Lilly’s current annual base salary.
Equity-Based Compensation: In 2014, the Compensation Committee awarded Mr. Lilly 11,900 shares of restricted stock and options to acquire 11,900 shares of our common stock. The awards will vest in three equal annual installments on each of the first, second and third anniversary of the date of grant, subject to Mr. Lilly’s continued employment with the Company through each such anniversary. These awards were based on 85% of Mr. Lilly’s 2013 base salary of $350,000.
Mr. Newfield
Mr. Newfield joined the Company as Chief Risk Officer in 2011. Mr. Newfield negotiated the terms of his employment with Mr. Laney based on his anticipated roles and responsibilities and his anticipated contributions to our growth and expansion. The Compensation Committee approved the final terms of employment for Mr. Newfield and later memorialized those terms in his employment agreement in October 2011, which is more fully described below. For 2014, Mr. Newfield’s compensation was set as follows:
Base Salary: For 2014, the Compensation Committee increased Mr. Newfield’s base salary to $325,000 from $300,000, based upon the CEO’s recommendation, effective April 1, 2014. For 2015, the Compensation Committee determined to keep Mr. Newfield’s base salary unchanged.
Incentive Cash Bonus: The Compensation Committee set Mr. Newfield’s annual incentive opportunity for 2014 at a maximum of 120% of his annual base salary. In determining Mr. Newfield’s actual incentive cash bonus for 2014, the Compensation Committee considered the Corporate Objectives (and related results) as well as the following other factors and individual results:

•	enhanced and maintained our enterprise risk management framework and governance programs;

•	enhanced and maintained our compliance management and BSA/AML programs and maintained solid relationships with our regulators;

•	reduced special asset levels at appropriate economics;

•	further developed and enhanced enterprise security capabilities; and

•	operated within his group’s 2014 expense budget.

After taking into account these factors and results, the Compensation Committee determined that Mr. Newfield earned, and the Compensation Committee approved, an annual incentive cash bonus payment for 2014 of $306,000, which is 94% of Mr. Newfield’s current annual base salary.
Equity-Based Compensation: In 2014, the Compensation Committee awarded Mr. Newfield 7,200 shares of restricted stock and options to acquire 7,200 shares of our common stock. The awards will vest in three equal annual installments on each of the first, second and third anniversary of the date of grant, subject to Mr. Newfield’s continued employment with the Company through each such anniversary. These awards were based on 60% of Mr. Newfield’s 2013 base salary of $300,000.
Mr. Metzger
Mr. Metzger is a founding member of our management team and his initial compensation was determined after consideration of input from investors at the time that our Company was founded. The Compensation Committee decided to memorialize the existing terms of compensation in the employment agreement entered into with Mr. Metzger in October 2011, which is more fully described below. For 2014, Mr. Metzger’s compensation was set as follows:
Base Salary: The Compensation Committee set Mr. Metzger’s base salary at $300,000 for 2014, unchanged from 2013. For 2015, the Compensation Committee determined to keep Mr. Metzger’s base salary unchanged.
Incentive Cash Bonus: The Compensation Committee set Mr. Metzger’s annual incentive opportunity for 2014 at a maximum 120% of his annual base salary. In determining Mr. Metzger’s actual incentive cash bonus for 2014, the Compensation Committee considered the Corporate Objectives (and related results) as well as the following other factors and individual results:

•	maintained a stable technology platform, with a focus on high client service;

•	identified IT-related expense reductions and operationalized efficiencies, and identified and implemented realized savings;

•
represented Bank Midwest and Hillcrest Bank as the business leader in the local marketplaces focusing on business development and overall image/reputation, and supported the Bank Midwest and Hillcrest Bank business units; and

•	operated within his group’s 2014 expense budget.

After taking into account these factors and results, the Compensation Committee determined that Mr. Metzger earned, and the Compensation Committee approved, an annual incentive cash bonus payment for 2014 of $280,000, which is 93% of Mr. Metzger’s current annual base salary.
Equity-Based Compensation: In 2014, the Compensation Committee awarded Mr. Metzger 4,000 shares of restricted stock and options to acquire 4,000 shares of our common stock. The awards will vest in three equal annual installments on each of the first, second and third anniversary of the date of grant, subject to Mr. Metzger’s continued employment with the Company through each such anniversary. These awards were based on 33% of Mr. Metzger’s 2013 base salary of $300,000.
Mr. Besskó
Mr. Besskó joined the Company as General Counsel in 2013 pursuant to a letter agreement, the terms of which are further described below. In 2013, Mr. Besskó’s role expanded to being the Company’s Chief Administrative Officer, undertaking oversight responsibility of the Company’s human resources department. In 2014, Mr. Besskó’s responsibilities increased further by undertaking oversight of the Company’s facilities, compliance and BSA/AML departments. For 2014, Mr. Besskó’s compensation was set as follows:

Base Salary: The Compensation Committee initially set Mr. Besskó’s base salary for 2014 at $280,000, an increase from 2013. In October 2014, Mr. Besskó’s base salary was increased to $315,000. The increases to Mr. Besskó’s base salary were made to reflect the broadening of his role and responsibilities within the Company, to be generally comparable to the compensation of our other executives and taking into account the consideration of peer data. For 2015, the Compensation Committee determined to keep Mr. Besskó’s base salary unchanged.
Incentive Cash Bonus: The Compensation Committee initially set Mr. Besskó’s annual incentive opportunity for 2014 at a maximum of 90% of his annual base salary, which was subsequently increased to a maximum of 110% of his annual base salary. The increase was made to reflect the broadening of his role and responsibilities within the Company, to be generally comparable to the compensation of our other executives and taking into account the consideration of peer data. In determining Mr. Besskó’s actual incentive cash bonus for 2014, the Compensation Committee considered the Corporate Objectives (and related results) as well as the following other factors and individual results:

•	effectively managed the legal needs of the organization, including partnering on the implementation of various strategic corporate initiatives;

•	continued to develop, implement and maintain competitive and cost effective compensation practices and benefits for our associates;

•	effectively managed retention and recruitment of talent and develop and foster an engaging work environment;

•	improved the efficiency of physical facilities through cost control, utilization of vacant space and other initiatives;

•	enhanced and maintained our compliance management and BSA/AML programs and maintained solid relationships with our regulators; and

•	operated within his group’s 2014 expense budget.

After taking into account these factors and results, the Compensation Committee determined that Mr. Besskó earned, and the Compensation Committee approved, an annual incentive cash bonus payment for 2014 of $275,000, which is 87% of Mr. Besskó’s current annual base salary.
Equity-Based Compensation: In 2014, the Compensation Committee awarded Mr. Besskó 4,480 shares of restricted stock and options to acquire 4,480 shares of our common stock. The awards will vest in three equal annual installments on each of the first, second and third anniversary of the date of grant, subject to Mr. Besskó’s continued employment with the Company through each such anniversary. These awards were based on 40% of Mr. Besskó’s initial 2014 base salary of $280,000.
Stock Ownership Guidelines

We believe that ownership of NBHC stock helps align the interests of our executive officers with those of shareholders and emphasizes the long-term aspects of equity-based compensation. The Board has adopted the following stock ownership guidelines applicable to executive officers:
Executive officers must beneficially own shares as shown in the table below. Executive officers who do not meet the guidelines are required to retain 50% of the after-tax portion of vested stock awards until the guidelines are met.

Title:	Guidelines require owning lesser of:
Chief Executive Officer	5 times base salary or 175,000 shares

Chief Financial Officer	4 times base salary or 60,000 shares

Chief Risk Officer Chief of Enterprise Technology & Integration Chief Administrative Officer & General Counsel	2 times base salary or 25,000 shares

Insider Trading Restrictions
We have adopted an Insider Trading Policy. To further strengthen the alignment between stock ownership and your interests as shareholders, our Insider Trading Policy prohibits all associates, including our directors and executive officers, from engaging in short selling or hedging transactions involving NBHC stock.
Compensation Risk

Our Compensation Committee is responsible for the oversight of our compensation of associates and for the risk management as it relates to compensation. We are also subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. We conducted an analysis and risk assessment of our compensation programs in 2014. After reviewing our executive and broad-based compensation programs, the Compensation Committee determined that our overall compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.
Compensation Disclosure Controls
The Compensation Committee also assessed the compensation disclosure controls that management had put in place to ensure proper disclosure of compensation data. The Compensation Committee approved those controls after review and discussion with management.
Tax Considerations

Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation the Company may deduct for tax purposes in any year with respect to each NEO, except that performance-based compensation that meets applicable requirements is excluded from the $1 million limit. The Company’s long-term compensation program is intended to maximize the deductibility of compensation; however, there can be no assurance that all long-term incentive compensation, if and when any is paid to any NEO, will ultimately prove to be deductible to the Company under the Internal Revenue Code and applicable U.S. Treasury Regulations. Further, when warranted due to competitive or other factors, the Compensation Committee may decide in certain circumstances to exceed the deductibility limit under Section 162(m) of the Internal Revenue Code or to otherwise pay nondeductible compensation. In addition, we do not expect our short-term incentive compensation programs to become subject to Section 162(m) of the Internal Revenue Code until approximately three years after our IPO for compensation arrangements that were entered into prior to our offering.
Compensation Committee Report
In its capacity as the compensation committee of the Board, the Compensation Committee has reviewed and discussed with management the CD&A above. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
Members of the Compensation Committee:
Burney S. Warren, III, Chair
Ralph W. Clermont
Robert E. Dean
Lawrence K. Fish

Executive Compensation Tables
The following tables, accompanying footnotes and narrative provide information about compensation paid to the Company’s named executives as described in the CD&A.
Summary Compensation Table
The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2014, 2013 and 2012, for each individual who served as our chief executive officer or chief financial officer during 2014, and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2014. We refer to these officers as our “named executive officers” or “NEOs.”

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
G. Timothy Laney Chairman, President and Chief Executive Officer	2014	737,308	—	529,760	170,240	1,062,000	—	60,849(4)	2,560,157
	2013	700,000	—	—	—	1,008,000	—	53,197	1,761,197
	2012	500,000	—	—	—	810,000	—	219,208	1,529,208

Brian F. Lilly Chief Financial Officer; Chief of M&A and Strategy	2014	368,654	—	225,148	72,352	442,500	12	19,505(5)	1,128,171
	2013	350,000	—	467,197	121,419	420,000	—	140,849	1,499,465
	2012	295,705	—	1,686,205	1,510,000	393,000	—	125,982	4,010,892

Richard U. Newfield Jr. Chief Risk Officer	2014	318,654	—	136,224	43,776	306,000	545	20,799(6)	825,998
	2013	300,000	—	117,947	51,834	288,000	724	166,272	924,777
	2012	300,000	—	—	—	215,000	—	46,301	561,301

Thomas M. Metzger Chief of Enterprise Technology & Integration	2014	300,000	—	75,680	24,320	280,000	205	17,592(7)	697,797
	2013	300,000	—	—	—	200,000	306	16,650	516,956
	2012	300,000	—	—	—	165,000	—	15,389	480,389

Zsolt K. Besskó Chief Administrative Officer & General Counsel	2014	288,481	—	84,762	27,238	275,000	—	16,622(8)	692,103

(1)
The amounts in this column reflect the grant date fair value of the restricted stock awarded to our named executive officers calculated in accordance with FASB ASC Topic 718. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 for an explanation of the assumptions made in valuing these awards.

(2)
The amounts included in this column reflect the grant date fair value of stock option awards granted to our named executive officers. The grant date fair value was determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 for an explanation of the assumptions made in valuing these awards.

(3)	Amounts in this column represent cash bonuses we paid under our Senior Executive Bonus Plan.

(4)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,800 and $52,359, respectively, and life insurance premiums of $690.

(5)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,800 and $11,060, respectively, and life insurance premiums of $645.

(6)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,800 and $18,200, respectively, and life insurance premiums of $299.

(7)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,800 and $9,000, respectively, and life insurance premiums of $792.

(8)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,800 and $8,654, respectively, and life insurance premiums of $168.

2014 Grants of Plan-Based Awards
The following table sets forth certain information with respect to plan-based awards granted to each of our named executive officers during 2014:

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)(2)	Maximum ($)
G. Timothy Laney	01/01/2014	0	663,577	1,327,154	—	—	—	—
	04/29/2014	—	—	—	28,000	—	—	529,760
	04/29/2014	—	—	—	—	28,000	18.92	170,240

Brian F. Lilly	01/01/2014	0	276,491	552,981	—	—	—	—
	04/29/2014	—	—	—	11,900	—	—	225,148
	04/29/2014	—	—	—	—	11,900	18.92	72,352

Richard U. Newfield, Jr.	01/01/2014	0	191,192	382,385	—	—	—	—
	04/29/2014	—	—	—	7,200	—	—	136,224
	04/29/2014	—	—	—	—	7,200	18.92	43,776

Thomas M. Metzger	01/01/2014	0	180,000	360,000	—	—	—	—
	04/29/2014	—	—	—	4,000	—	—	75,680
	04/29/2014	—	—	—	—	4,000	18.92	24,320

Zsolt K. Besskó	01/01/2014	0	158,665	317,329	—	—	—	—
	04/29/2014	—	—	—	4,480	—	—	84,762
	04/29/2014	—	—	—	—	4,480	18.92	27,238

(1)	Cash bonuses under the Senior Executive Bonus Plan.

(2)	For purposes of this column, we have used the midpoint between zero and maximum bonus as the target.

(3)
Represents time-based shares of restricted stock that vest, subject to the named executive officer’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 29, 2015. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

(4)
Represents stock options that vest, subject to the named executive officer’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 29, 2015.

(5)
The amounts in this column reflect the grant date fair value of the restricted stock and stock options awarded to the named executive officers in 2014 in accordance with FASB ASC Topic 718. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 for an explanation of the assumptions made in valuing these awards.

Outstanding Equity Awards at 2014 Fiscal Year-End
The following table provides information regarding outstanding equity awards held by each of our named executive officers on December 31, 2014:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
G. Timothy Laney	850,000	-	20.00	6/1/2020	-	-	300,000(3)	5,823,000
	400,000	-	20.00	10/11/2018	-	-	85,000(4)	1,649,850
	-	28,000(5)	18.92	4/29/2024	28,000(5)	543,480	-	-

Brian F. Lilly	133,333	66,667(6)	20.00	2/27/2022	-	-	66,667(7)	1,294,006
	-	16,300(8)	18.09	5/2/2023	10,860(9)	210,793	-	-
	-	7,390(8)	20.00	5/2/2023	-	-	18,510(10)	359,279
	-	11,900(5)	18.92	4/29/2024	11,900(5)	230,979	-	-

Richard U. Newfield, Jr.	200,000	-	20.00	1/25/2021	-	-	66,667(3)	1,294,006
	100,000	-	20.00	10/11/2018	-	-	25,000(4)	485,250
	-	9,780(8)	18.09	5/2/2023	6,520(9)	126,553	-	-
	-	7,200(5)	18.92	4/29/2024	7,200(5)	139,752	-	-

Thomas M. Metzger	402,500	-	20.00	10/20/2019	-	-	134,167(3)	2,604,181
	50,000	-	20.00	10/11/2018	-	-	10,000(4)	194,100
	-	4,000(5)	18.92	4/29/2024	4,000(5)	77,640	-	-

Zsolt K. Besskó	-	18,900(11)	20.54	8/8/2023	9,450(12)	183,425	-	-
	-	4,480 (5)	18.92	4/29/2024	4,480 (5)	86,957	-	-

(1)
The $20.00 per share exercise price is equal to the price of a share of our common stock in the 2009 private offering. The Compensation Committee reviewed all relevant factors, including information provided by third parties, including independent valuation specialists, as contemplated by the 2009 Equity Incentive Plan, and the most recent arm’s length transactions involving our common stock in determining the per share exercise price.

(2)	Based upon the closing price of our common stock on December 31, 2014, which was $19.41.

(3)	Represents performance-based shares of restricted stock that vest, subject to the named executive officer’s continued service through the applicable vesting date, as follows:

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $25.00 per share;

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $28.00 per share; and

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $32.00 per share.

(4)	Represents performance-based shares of restricted stock that vest, subject to the named executive officer’s continued service through the applicable vesting date, as follows:

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $28.00 per share;

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $32.00 per share; and

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $34.00 per share.

(5)
Represents awards that vest, subject to the named executive officer’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 29, 2015.

(6)
Represents stock options that vest, subject to the named executive officer’s continued service through the applicable vesting date, in three equal annual installments, the first of which occurred on February 27, 2013.

(7)	Represents performance-based shares of restricted stock that vest, subject to the named executive officer’s continued service through the applicable vesting date, as follows:

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $28.00 per share;

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $32.00 per share; and

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $34.00 per share.

(8)
Represents stock options that vest, subject to the named executive officer’s continued service through the applicable vesting date, in two equal annual installments, the first of which will occur on May 2, 2016.

(9)
Represents time-based shares of restricted stock that vest, subject to the named executive officer’s continued service through the applicable vesting date, in four equal annual installments, the first of which will occur on May 2, 2015.

(10)	Represents performance-based shares of restricted stock that vest, subject to the named executive officer’s continued service through the applicable vesting date, as follows:

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $28.00 per share;

•	1/3 vest upon the later of May 2, 2015 and the average closing stock price for any consecutive 30-day trading period equaling or exceeding $32.00 per share; and

•	1/3 vest upon the later of May 2, 2016 and the average closing stock price for any consecutive 30-day trading period equaling or exceeding $34.00 per share.

(11)
Represents stock options that vest, subject to the named executive officer’s continued service through the applicable vesting date, in two equal annual installments, the first of which will occur on July 1, 2016.

(12)    Represents time-based shares of restricted stock that vest, subject to the named executive officer’s continued service through the applicable vesting date, in four equal annual installments, the first of which will occur on July 1, 2015.

Option Exercises and Stock Vested in 2014
No options were exercised by our NEOs during 2014. 33,333 shares of restricted stock held by Mr. Lilly vested during 2014.

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian F. Lilly	—	—	33,333	661,327
Nonqualified Deferred Compensation Plan
The NEOs are eligible to participate in our Nonqualified Deferred Compensation Plan, which we refer to as the “NDCP”. The NDCP, which is meant to be an unfunded deferred compensation plan, is intended to be exempt from certain requirements of the Employee Retirement Income Security Act of 1974. The NDCP is similar to our 401(k) plan; however, it does not have the statutory limit on contributions that the 401(k) plan has. Executives may participate in the NDCP even if they do not participate in the 401(k) plan. NDCP participants may defer up to 75% of their base salaries and up to 85% of their bonuses until separation of service or upon the occurrence of other specified events (e.g., disability, previously specified dates, and a change in control). Generally, once a participant makes an election regarding the time of his or her deferred compensation payout, he or she may only modify that election if such modification occurs at least one year before the payout would begin if not modified and does not cause any amounts to be paid to the participant for at least five years after the payout would have begun if not modified. NDCP participants may elect to have their account balances paid in a lump sum upon a change in control. The Company matches participants’ contributions to the NDCP in the same way it matches 401(k) plan contributions. Each of the participating NEOs’ contributions to the NDCP and the related Company matching contributions are fully vested when made. Each NDCP participant may choose among a variety of investment options. The Company pays all applicable fees and expenses relating to the administration of the NDCP and may, in its sole discretion, make additional discretionary contributions to participants’ accounts.

Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($)(1)	Aggregate earnings in last fiscal year ($)(2)	Aggregate withdrawals/distributions ($)	Aggregate balance at last fiscal year end ($)
G. Timothy Laney	281,492	52,359	18,980	-	502,959
Brian F. Lilly	36,865	11,060	2,024	-	49,949
Richard U. Newfield, Jr.	54,292	18,200	5,308	-	168,143
Thomas M. Metzger	12,000	9,000	1,901	-	61,994
Zsolt K. Besskó	11,539	8,654	96	-	20,290

(1)	These amounts are included in the Summary Compensation Table for 2014 in the column captioned “All Other Compensation”.

(2)
For Messrs. Lilly, Newfield and Metzger, these amounts include $12, $545 and $205, respectively, which represent the above market portion of interest earned in a fixed rate investment option and are reported in the Summary Compensation Table. The balance of these amounts is not reported in the Summary Compensation Table because it does not represent above market or preferential earnings.

(3)
The amounts shown include contributions that were previously included in the Summary Compensation Table in the columns “Salary” (for executive salary deferral contributions) and “All Other Compensation” (for Company matching contributions) as follows: in 2013 for Mr. Laney of $60,369 and $45,277, for Mr. Newfield of $45,500 and $15,450, and for Mr. Metzger of $12,000 and $9,000, respectively; and in 2012 for Mr. Laney of $15,833 and $11,875, for Mr. Newfield of $19,000 and $7,125, and for Mr. Metzger of $9,500 and $7,125, respectively. No contributions were made in 2012 and 2013 with respect to Messrs. Lilly and Besskó.

Employment Agreements with Named Executive Officers
Mr. Laney’s Employment Agreement
On May 22, 2010, we entered into a three-year employment agreement with Mr. Laney under which we agreed to pay him an initial annual base salary of no less than $500,000, to be reviewed annually, and an annual cash target incentive payment opportunity of 100% of his annual base salary. The employment agreement automatically renews for successive one-year terms unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. Mr. Laney was also granted stock options to acquire 850,000 shares of common stock, all of which have vested. Additionally, Mr. Laney received 450,000 shares of restricted stock of which (A) two-thirds (300,000 shares) of the restricted stock vests based on the achievement of performance goals relating to increases in the price of a share of common stock (with one-third (100,000 shares) of the restricted stock vesting when the stock price equals or exceeds $25 per share, one-third (100,000 shares) of the restricted stock vesting when the stock price equals or exceeds $28 per share and one-third (100,000 shares) of the restricted stock vesting when the stock price equals or exceeds $32 per share), and (B) one-third (150,000 shares) of the restricted stock vests based on the passage of time, all of which have vested. The vesting of Mr. Laney’s remaining unvested restricted stock is subject to his continued employment with us. Mr. Laney is also eligible to participate in the same Company benefit programs as similarly situated executives of the Company. Mr. Laney’s employment agreement also provides that he will be subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for the one-year period following his termination of employment with us. In the event of termination of Mr. Laney’s employment without “cause” or Mr. Laney’s resignation with “good reason,” Mr. Laney is eligible to receive certain severance benefits, as more fully described in “2014 Potential Payments upon Termination or Change-in-Control” below. Mr. Laney’s employment agreement also provides that, in the event any payments to Mr. Laney would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Laney would be better off on an after-tax basis receiving all such payments.

Mr. Lilly’s Letter Agreement
In connection with Mr. Lilly’s acceptance of our offer of employment as our Chief Financial Officer, the Company agreed to certain terms in a letter agreement dated February 13, 2012. Under this letter agreement, we agreed to pay him an initial annual base salary of $350,000, to be reviewed at least annually, an annual cash target incentive opportunity of 75% of his annual base salary and a maximum incentive opportunity of 150% of his annual base salary. Mr. Lilly is eligible to participate in all health and welfare and retirement and savings programs on a basis commensurate with the participation of other senior executives of the Company in such programs, in accordance with the applicable terms and conditions of such programs in effect from time to time. Mr. Lilly’s letter agreement also provides that he will be subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for the one-year period following his termination of employment with us. In the event of termination of Mr. Lilly’s employment without “cause” or Mr. Lilly’s resignation with “good reason,” Mr. Lilly is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2014 Potential Payments upon Termination or Change-in-Control” below.
Mr. Newfield’s Employment Agreement
On October 24, 2011, we entered into a one-year employment agreement with Mr. Newfield under which we agreed to pay him an annual base salary to be no less than $300,000, to be reviewed annually, and an annual cash target incentive opportunity of 100% of his annual base salary. The employment agreement automatically renews for successive one-year terms unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. Mr. Newfield is also eligible to participate in the same Company benefit programs as similarly situated executives of the Company. Mr. Newfield’s employment agreement also provides that he will be subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for the one-year period following his termination of employment with us. In the event of termination of Mr. Newfield’s employment without “cause” or Mr. Newfield’s resignation with “good reason,” Mr. Newfield is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2014 Potential Payments upon Termination or Change-in-Control” below. Mr. Newfield’s employment agreement also provides that, in the event any payments to Mr. Newfield would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Newfield would be better off on an after-tax basis receiving all such payments.
Mr. Metzger’s Employment Agreement
On October 15, 2011, we entered into a one-year employment agreement with Mr. Metzger under which we agreed to pay him an annual base salary to be no less than $300,000, to be reviewed annually, and an annual cash target incentive opportunity of 100% of his annual base salary. The employment agreement automatically renews for successive one-year terms unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. Mr. Metzger is also eligible to participate in the same Company benefit programs as similarly situated executives of the Company. Mr. Metzger’s employment agreement also provides that he will be subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for the one-year period following his termination of employment with us. In the event of termination of Mr. Metzger’s employment without “cause” or Mr. Metzger’s resignation with “good reason,” Mr. Metzger is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2014 Potential Payments upon Termination or Change-in-Control” below. Mr. Metzger’s employment agreement also provides that, in the event any payments to Mr. Metzger would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Metzger would be better off on an after-tax basis receiving all such payments.

Mr. Besskó’s Letter Agreement
In connection with Mr. Besskó’s acceptance of our offer of employment as our General Counsel, the Company agreed to certain terms in a letter agreement dated June 5, 2013. Under this letter agreement, we agreed to pay him an initial annual base salary of $240,000, to be reviewed at least annually, and an initial annual cash target incentive opportunity of 35% of annual base salary. Mr. Besskó is eligible to participate in all health and welfare and retirement and savings programs on a basis commensurate with the participation of other senior executives of the Company in such programs, in accordance with the applicable terms and conditions of such programs in effect from time to time. Mr. Besskó’s letter agreement also provides that he will be subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for the one-year period following his termination of employment with us. In the event of termination of Mr. Besskó’s employment without “cause” or Mr. Besskó’s resignation with “good reason,” Mr. Besskó is eligible to receive certain severance benefits, as more fully described in “2014 Potential Payments upon Termination or Change-in-Control” below.

2014 Potential Payments upon Termination or Change-in-Control
The following discussion addresses potential payments to our named executive officers upon termination of employment or a “change in control.”
Termination of Employment without Cause or Resignation with Good Reason
Severance under Mr. Laney’s Employment Agreement
If Mr. Laney’s employment is terminated (i) by us without “cause” or (ii) by Mr. Laney for “good reason,” subject to his execution and non-revocation of a release of claims against us and our affiliated entities, Mr. Laney will receive any earned but unpaid base salary and bonuses, accrued unused vacation and a lump sum cash amount equal to the sum of (A) three times his annual base salary immediately prior to the date of the qualifying termination and (B) three times the higher of the target incentive payment under his employment agreement and the annual bonus paid or payable to Mr. Laney in respect of the year prior to the year of the qualifying termination. In addition, upon a qualifying termination, all of the stock options granted under Mr. Laney’s employment agreement will vest and become exercisable and the time-based vesting portion of the restricted stock award granted under Mr. Laney’s employment agreement will vest.
For the purposes of Mr. Laney’s employment agreement, “good reason” generally means (1) a material diminution of annual base salary or annual incentive opportunity, (2) a material diminution in position, authority, duties or responsibilities, (3) any material failure by us to comply with the compensation related provisions of the employment agreement or (4) any material breach by us of the employment agreement.
For the purposes of Mr. Laney’s employment agreement, “cause” generally means the executive’s (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Board of Directors or failure to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (5) willful breach of any material terms of the employment agreement.
Severance for Named Executive Officers other than Mr. Laney
If Mr. Newfield or Mr. Metzger’s employment is terminated (i) by us without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims against us and our affiliated entities, the executive officer will receive any earned but unpaid base salary and bonuses, accrued unused vacation and a lump sum cash amount equal to the sum of (A) his annual base salary immediately prior to the date of the qualifying termination and (B) the higher of his target incentive payment under his employment agreement and the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination. The definitions of “cause” and “good reason” in the employment agreements with Mr. Newfield and Mr. Metzger are substantially the same as those set forth in Mr. Laney’s employment agreement.

If Mr. Lilly or Mr. Besskó’s employment is terminated (i) by us other than for “cause,” death or disability or (ii) by the executive officer for “good reason,” subject to his execution and non-revocation of a release of claims against us and our affiliated entities, he will receive a lump sum cash amount equal to the sum of (A) his annual base salary and (B) his target incentive payment, as in effect immediately prior to the date of the qualifying termination. The definition of “good reason” in each of Mr. Lilly and Mr. Besskó’s letter agreement is substantially similar to that in Mr. Laney’s employment agreement.
“Cause” under Mr. Lilly and Mr. Besskó’s letter agreement means (1) the willful or gross neglect of employment duties (other than as a result of his incapacity due to physical or mental illness or injury); (2) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense; (3) conduct that is injurious to the Company or an act of fraud, embezzlement, misrepresentation or breach of a fiduciary duty against the Company or any of its subsidiaries; (4) a breach of any nondisclosure, non-solicitation or noncompetition obligation owed to the Company; or (5) the failure to follow instructions of the Board or direct superiors.
Equity Awards under the Company’s Equity Incentive Plans
The equity award agreements entered into by us with each of our named executive officers, other than Mr. Besskó, with respect to certain granted performance-based restricted stock provide that upon a termination of employment without “cause” or a resignation of employment for “good reason,” any remaining service conditions will be deemed to have been satisfied and the restricted stock will vest to the extent the performance conditions have been satisfied as of the date of termination or are satisfied during the period beginning on the termination date and ending on the earlier of the first anniversary of the termination date and the seventh or tenth anniversary of the date of grant.
For named executive officers other than Mr. Laney, “good reason” under the equity awards granted prior to December 31, 2010 generally means (1) material diminution of annual base salary or annual incentive opportunity, (2) material diminution in position, authority, duties or responsibilities, (3) any requirement by us that the named executive officer’s services be rendered at a location other than at the Company’s primary office location in Boston, Massachusetts, subject to the named executive officer’s performance of duties at, and travel to, such other offices of the Company as required to fulfill such duties or (4) any material breach of any written employment agreement by the Company. Equity awards granted since January 1, 2011 limit “good reason” to clauses (1), (2) and (4) above.
For named executive officers other than Mr. Laney, “cause” generally means (1) the continued failure of the executive to perform substantially the executive’s duties, (2) willful misconduct or gross neglect in the performance of his or her duties, (3) continued failure to adhere materially to the clear directions of the Board of Directors or failure to devote substantially all of the named executive officer’s business time to us, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or (5) willful breach of any material term of any employment agreement.
For Mr. Laney, the applicable definitions of “good reason” and “cause” are described above in the section entitled “-Severance under Mr. Laney’s Employment Agreement.”
Termination of Employment for Cause or Resignation without Good Reason
Upon a termination of employment for “cause” or the executive’s resignation of employment without “good reason,” the executive is entitled to accrued benefits, including accrued base salary as of the date of termination of employment, accrued vacation and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices.
All unvested equity awards will be forfeited following a termination of employment for “cause” or the executive’s resignation of employment without “good reason.”
Termination of Employment due to Death or Disability
Upon a termination of employment due to death or disability, the executive is entitled to accrued benefits, including accrued base salary, as of the date of termination of employment, accrued vacation and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices. All unvested equity awards will be forfeited following a termination of employment due to death or disability.

Arrangements upon a Change in Control
The employment agreements with Mr. Newfield and Mr. Metzger and the letter agreement with Mr. Lilly provide for enhanced severance payments upon a termination of employment by us without “cause” or by the executive with “good reason” within two years following a “change in control” (similar definition to that in the Company’s equity incentive plans).
In the event of such a qualifying termination in connection with a change in control, Mr. Newfield and Mr. Metzger would each be entitled to two times the sum of (A) his annual base salary immediately prior to the date of the qualifying termination and (B) the higher of his annual incentive opportunity for the year of termination or the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination.
In the event of such a qualifying termination in connection with a change in control, Mr. Lilly would be entitled to two times the sum of (A) his annual base salary immediately prior to the date of the qualifying termination and (B) his target incentive amount under his letter agreement as in effect immediately prior to such termination.
All unvested outstanding stock options and time-based restricted stock held by all of the named executive officers immediately vest, and in the case of stock options, become exercisable, upon a “change in control” of the Company (as defined in the Company’s equity incentive plans). Performance-based restricted stock held by the named executive officers will vest based on performance prior to the change in control, as determined by the Compensation Committee.
A change in control is generally deemed to occur under the Company’s equity incentive plans upon:

•
the acquisition by any individual, entity or group of “beneficial ownership” (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 35% or more (on a fully diluted basis) of either (a) the then outstanding shares of our common stock, taking into account as outstanding for this purpose each common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise or settlement of any similar right to acquire such common stock, or (b) combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, with each of clauses (a) and (b) subject to certain customary exceptions;

•
a majority of the directors who constituted the Board of Directors at the time the applicable plan was adopted (or any person becoming a director subsequent to that date, whose election or nomination for election was approved by: (a) under the 2009 Equity Incentive Plan, a vote of at least two-thirds of the incumbent directors then on the Board of Directors; or (b) under the 2014 Omnibus Incentive Plan, a vote of a majority of the incumbent directors then on the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors;

•	approval by our shareholders of our complete dissolution or liquidation; or

•
the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction involving us that requires the approval of our shareholders whether for such transaction or the issuance of securities in the transaction (each, a “Business Combination”), in each case, unless immediately following the Business Combination: (a) more than 50% of the total voting power of the entity resulting from such Business Combination or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the surviving company is represented by the outstanding company voting securities that were outstanding immediately prior to such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the surviving company) is or becomes the “beneficial owner”, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent company (or, if there is no parent company, the surviving company) and (c) at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company)

following the consummation of the Business Combination were members of the Board of Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for the Business Combination.

For the Named Executive Officers serving as of December 31, 2014, the potential payments upon termination under various termination scenarios or the occurrence of a change in control are quantified in the table set forth below (assuming an NBHC share price of $19.41, the closing price of NBHC common stock on the NYSE on December 31, 2014):

Name	Scenario	Cash Severance ($)(1)	Stock Option Vesting ($)	Restricted Stock Vesting ($)	Total ($)
G. Timothy Laney	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	5,274,000	—	—	5,274,000
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	5,274,000	13,720	543,480	5,831,200
	Change in Control (No Termination of Employment)	—	13,720	543,480	557,200

Brian F. Lilly	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	656,250	—	—	656,250
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,312,500	27,347	441,772	1,781,619
	Change in Control (No Termination of Employment)	—	27,347	441,772	469,119

Richard U. Newfield, Jr.	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	650,000	—	—	650,000
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,300,000	16,438	266,305	1,582,743
	Change in Control (No Termination of Employment)	—	16,438	266,305	282,743

Thomas M. Metzger	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	600,000	—	—	600,000
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,200,000	1,960	77,640	1,279,600
	Change in Control (No Termination of Employment)	—	1,960	77,640	79,600

Zsolt K. Besskó	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	488,250	—	—	488,250
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	488,250	2,195	270,381	760,826
	Change in Control (No Termination of Employment)	—	2,195	270,381	272,576

(1)	Severance amounts are based on the terms of the applicable employment agreements.

(2)
Amounts listed do not account for any reduction of payments under the terms of the applicable employment agreements due to the imposition of excise taxes under Section 4999 of the Code. See “-Employment Agreements with Named Executive Officers” above.

AUDIT AND RISK COMMITTEE REPORT
The Audit and Risk Committee’s charter, a copy of which is available on our website www.nationalbankholdings.com, sets forth the Audit and Risk Committee’s purposes and responsibilities. The seven members of the Audit and Risk Committee are named below. Each member is independent, as independence for audit committee members is defined by NYSE rules and SEC regulations. The Board has determined, in its business judgment, that each member of the Audit and Risk Committee is financially literate as required by NYSE rules and that Mr. Clermont qualifies as an “audit committee financial expert” as defined by SEC regulations.
Management has primary responsibility for our consolidated financial statements, the overall reporting process, maintaining adequate internal control over financial reporting for us and, with the assistance of our internal auditors, assessing the effectiveness of our internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). This audit serves as a basis for the auditors’ opinion included in the annual report to shareholders addressing whether the financial statements fairly present our financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles as of December 31, 2014. The Audit and Risk Committee’s responsibility is to monitor and oversee these processes.
The Audit and Risk Committee has reviewed and discussed our 2014 audited financial statements with management and KPMG. The Audit and Risk Committee has discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, including matters relating to the conduct of the audit of our financial statements. KPMG has provided to the Audit and Risk Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit and Risk Committee concerning independence, and the Audit and Risk Committee has discussed with KPMG that firm’s independence from us. Based on this review and these discussions, the Audit and Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.
Members of the Audit and Risk Committee:
Ralph W. Clermont, Chair
Frank V. Cahouet
Robert E. Dean
Fred J. Joseph
Lawrence K. Fish
Micho F. Spring
Burney S. Warren, III
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such reporting persons are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, and on written representations from certain reporting persons, the Company believes that none of such reporting person failed to file on a timely basis reports required by Section 16(a) during 2014.
OTHER BUSINESS
Except as set forth herein, our Board and management have no knowledge of any other business to come before the Meeting. If, however, any other matters do properly come before the Meeting, it is the intention of the persons appointed in the accompanying proxy to vote the shares represented by such proxy in accordance with their best judgment.

2016 ANNUAL MEETING OF SHAREHOLDERS
Shareholder Proposals
Shareholder proposals submitted pursuant to SEC Rule 14a-8 of Regulation 14A for inclusion in our 2016 Proxy Statement and acted upon at our 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”) must be received by us at our principal executive offices, to the attention of the Secretary, on or prior to December 1, 2015 and must satisfy the requirements of SEC Rule 14a-8. We suggest that such proposals be sent by certified mail, return receipt requested.
Shareholder proposals submitted for consideration at the 2016 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our principal executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2015 Annual Meeting. As a result, any notice given by a shareholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 7, 2016 and no later than February 6, 2016. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in Section 2.9(C) of our Bylaws. Each such notice must include, among other things:

•	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;

•	the name and address of the shareholder proposing such business as well as any affiliates or associates acting in concert with such shareholder;

•	the number of shares of each class of NBHC stock owned by such shareholder;

•	a description of all ownership interests in the shares identified, including derivative securities, hedged positions and other economic and voting interests; and

•
any material interest of such shareholder in such proposal, including any other information required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act and the SEC rules thereunder.

Further information regarding the process for shareholder nominations for candidates for election as directors is provided under “Director Nomination Process and Board Diversity” elsewhere in this proxy statement.
Discretionary Authority Conferred in Proxy Solicited by the Company
The proxy solicited by the Company for the 2016 Annual Meeting will confer discretionary authority on the Company’s proxies on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to February 6, 2016 and (ii) any proposal made in accordance with Company’s Bylaws provisions if the 2016 Proxy Statement briefly describes the matter and how the Company’s proxies intend to vote on it and if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.
“HOUSEHOLDING” OF PROXY MATERIALS
Only one proxy statement and annual report may be delivered to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure, known as “householding”, reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to receive separate proxy cards. If you reside at an address that received only one copy of our Proxy Materials as a result of householding, requests for additional copies should be directed to National Bank Holdings Corporation, Attention: Investor Relations, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111 (telephone number: 720-554-6640; e-mail: ir@nationalbankholdings.com). If you object to householding and wish to receive separate copies of documents in the future, or if you received multiple copies of your Proxy Materials at a single address and would like to request delivery of a single copy in the future, you may contact Investor Relations as described above if you are a holder of record. If you hold your shares through a bank, broker or other holder of record, you should contact such holder of record.

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Annex A
NATIONAL BANK HOLDINGS CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

Effective November 5, 2014
1.    Establishment of Plan; Purpose. The board of directors (the “Board”) of National Bank Holdings Corporation (the “Company”) hereby establishes this Employee Stock Purchase Plan (this “Plan”) pursuant to which the Company proposes to grant options to purchase shares of the Company’s Class A common stock, par value of $.01 per share (“Common Stock”), to Eligible Employees (as defined in Section 5). The purpose of this Plan is to advance the interest of the Company and its shareholders by providing the Eligible Employees a convenient and attractive method to acquire a stake in the future of the Company by purchasing shares of Common Stock.
2.    Rules of Interpretation. This Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the provisions of which shall be construed so as to extend and limit participation in a uniform and nondiscriminatory manner consistent with the requirements of Section 423 of the Code. For purposes of this Plan, “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as such term is defined in Section 424(f) of the Code. “Participating Subsidiary” means any Subsidiary that the Administrator (as defined in Section 4) designates from time to time as eligible to participate in this Plan. For purposes of this Plan, “Affiliate” means any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company.
3.    Common Stock Subject to this Plan. A total of 400,000 shares of Common Stock are initially reserved for issuance under this Plan. Such number and kind of shares shall be subject to adjustments effected in accordance with Section 15.
4.    Administration.
(a)    This Plan shall be administered by the Compensation Committee of the Board (the “Administrator”); provided, however, that the Board may determine to administer this Plan, in its sole discretion, and in such case any references to the Administrator in this Plan shall be taken to be references to the Board. In addition, the Administrator may delegate its duties and authority (including without limitation those set forth in Section 4(b) below) to such of the Company’s officers or employees as it so determines.
(b)    Subject to the provisions of this Plan, the Administrator shall have exclusive authority, in its sole discretion, to determine all matters relating to options granted under this Plan, including, without limitation, the authority to: (i) construe, interpret, reconcile any inconsistency in, correct any default in, supply any omission in, and apply the terms of, this Plan and any subscription agreement or other instrument or agreement relating to this Plan, (ii) adjudicate all disputed claims filed under this Plan (including making factual determinations), (iii) determine the terms and conditions of any Offering (as defined in Section 6) and any option under this Plan, (iv) establish any “blackout” period that the Administrator in its sole discretion deems necessary or advisable, (v) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Plan, (vi) designate separate Offerings under this Plan, (vii) determine which entities shall be Participating Subsidiaries, (viii) determine who is an Eligible Employee, (ix) change the length and duration of Offering Periods and Purchase Periods (as such terms are defined in Section 6), (x) limit the frequency and/or number of changes in the amount deducted or contributed during an Offering Period or Purchase Period, (xi) permit payroll deductions in excess of the amount designated by a participant in this Plan to adjust for administrative errors in the Company’s processing of properly submitted subscription agreements and/or changes in contribution amounts, (xii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Plan participant properly correspond with payroll deductions or other contribution amounts, (xiii) establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with this Plan, and (xiv) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of this Plan.

(c)    The Administrator’s interpretation of this Plan and its rules and regulations, and all actions taken and determinations made by the Administrator pursuant to this Plan, shall be conclusive and binding on all parties involved or affected.
5.    Eligibility.
(a)    Unless otherwise provided in this Section 5 and subject to the requirements of Section 7, any Eligible Employee on a given Offering Date (as defined in Section 6) shall be eligible to participate in this Plan.
(b)    For purposes of this Plan, “Eligible Employee” means any individual who is treated as an employee in the records of the Company or any Participating Subsidiary, in each case regardless of any subsequent reclassification by the Company or by any Participating Subsidiary, any governmental agency, or any court, and subject to the qualifications set forth in this Section 5.
(c)    For purposes of this Plan, the employment relationship shall be treated as continuing intact while the individual is on military or sick leave or other bona fide leave of absence approved by the Company or the applicable Participating Subsidiary so long as the leave does not exceed three (3) months or, if longer than three (3) months, the individual’s right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Company or the applicable Participating Subsidiary which provides for a right of reemployment following the leave of absence.
(d)    Notwithstanding the foregoing, for all options to be granted on an Offering Date, the definition of Eligible Employee will not include an individual, if (i) the individual is not employed by the Company or a Participating Subsidiary, as applicable, for the ninety (90)-day period immediately preceding such Offering Period (as defined in Section 6) and/or (ii) the employee, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, owns stock or holds options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.
(e)    The Administrator, in its sole discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) customarily works twenty (20) hours or less per week (or such lesser period of time as may be determined by the Administrator in its sole discretion), or (ii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its sole discretion). Such exclusions shall be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).
(f)    A participant in this Plan shall cease to be an Eligible Employee upon termination of employment (as further described in Section 13), upon the entity employing such participant during an Offering Period ceasing to be a Participating Subsidiary, or upon the participant transferring to an Affiliate that is not the Company or a Participating Subsidiary.
6.    Offerings; Offering Periods; Purchase Periods.
(a)    For purposes of this Plan, “Offering” means an offer of an option under this Plan that may be exercised on one (1) or more Purchase Dates (as hereinafter defined) during an Offering Period. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company, or a Participating Subsidiary shall be deemed a separate Offering even if the dates and other terms of the separate Offerings are identical and the provisions of this Plan shall separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering need not be identical; provided that the terms of this Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(b)    Except as otherwise specified by the Administrator prior to the commencement of an Offering Period (as defined below): (i) the offering periods of this Plan (each, an “Offering Period”) shall be the six (6)-month period commencing on March 1 and September 1 of each year and ending on August 31 and February 28 (or February 29 in the case of a leap year) of each year, and (ii) each Offering Period shall consist of one (1) six (6)-month purchase period (each, a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan. The first business day of each Offering Period is referred to as the “Offering Date.” The last business day of each Purchase Period is referred to as the “Purchase Date.”
(c)    The Administrator shall have the power to change the duration of Offering Periods with respect to Offerings if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. Notwithstanding the foregoing, the Administrator may establish other Offering Periods in addition to those described above, which shall be subject to any specific terms and conditions that the Administrator approves, including requirements with respect to eligibility, participation, the establishment of Purchase Periods and Purchase Dates and other rights under any such Offering. A participant may be enrolled in only one (1) Offering Period at a time.
7.    Participation in this Plan.
(a)    An Eligible Employee may become a participant in this Plan by completing, prior to the applicable Offering Date (within such time frame set forth by the Administrator), a subscription agreement (through the Company’s Plan enrollment process) and/or any other forms and by following any other procedures for enrollment in this Plan as may be established by the Administrator.
(b)    Once an Eligible Employee becomes a participant in this Plan, the Eligible Employee will automatically participate in each succeeding Offering Period, unless (i) he or she withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 12, or (ii) ceases to be an Eligible Employee. Any such participant is not required to complete any additional subscription agreement, form or procedure to continue participation in this Plan, unless requested by the Administrator for legal or administrative reasons.
(c)    If a participant in this Plan transfers employment between the Company and a Participating Subsidiary or between Participating Subsidiaries, his or her participation in this Plan shall continue unless and until otherwise terminated in accordance with this Plan. If a participant in this Plan transfers employment (i) from the Company or a Participating Subsidiary to an Affiliate that is not a Participating Subsidiary, he or she shall be deemed to withdraw from this Plan as of the transfer date and shall have his or her accumulated payroll deductions refunded to him or her (without interest) as soon as practicable following the transfer. Such former participant shall be entitled to re-enroll in this Plan as of the next Offering Period; provided that he or she is an Eligible Employee at that time, completes a subscription agreement and follows the procedures set forth in Section 7(a). Notwithstanding the foregoing provisions of this Section 7(c), the Administrator may establish additional and/or different rules to govern transfers of employment among the Company and any Participating Subsidiary or Affiliate, consistent with the applicable requirements of Section 423 of the Code and the terms of this Plan.
8.    Grant of Option. On the Offering Date of each Offering Period, and subject in all cases to the provisions of this Plan, each participant in this Plan shall be granted an option to purchase on each Purchase Date during the Offering Period (at the purchase price described in Section 9) up to that number of shares of Common Stock determined by dividing (a) the amount accumulated in such participant’s account during such Purchase Period by (b) the Purchase Price (as defined in Section 9 below) (but in no event less than the par value of a share of Common Stock); provided, however, that the number of shares of Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares which may be purchased pursuant to Section 11(a) with respect to the applicable Purchase Date, or (y) the maximum number of shares set by the Administrator pursuant to Section 11(b) with respect to the applicable Purchase Date. The Fair Market Value of a share of Common Stock shall be determined as provided in Section 9.
9.    Purchase Price. The purchase price at which each share of Common Stock will be purchased in any Offering Period shall be ninety percent (90%) of the Fair Market Value on the Purchase Date; provided, that the purchase price per share of Common Stock that may be purchased pursuant to each option may be changed by the

Administrator for any subsequent Offering Period, subject to approval by the Board, but shall not in any event be less than the lesser of (i) eighty-five percent (85%) of the Fair Market Value on the Offering Date, or (ii) eighty-five percent (85%) of the Fair Market Value on the Purchase Date (any such purchase price is referred to as the “Purchase Price”). For purposes of this Plan, the term “Fair Market Value” means, except as determined by the Administrator as of any date, the closing price of a share of Common Stock on the Applicable Exchange (as hereinafter defined) on the date of measurement or, if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which shares were traded on the Applicable Exchange, as reported by such source as the Administrator may select. For purposes of this Plan, the term “Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.
10.    Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.
(a)    The Purchase Price of the shares of Common Stock shall be paid for by means of payroll deductions taken from the participant’s Compensation (as hereinafter defined) during each Purchase Period. Except as set forth in this Section 10, the amount of payroll deductions to be taken from a participant’s Compensation shall be determined by the Eligible Employee at the time of completing the subscription agreement and enrolling in this Plan as described in Section 7(a).
The payroll deductions are made as a percentage of the participant’s Compensation in one percent (1%) increments and shall not be less than one percent (1%), nor greater than fifteen percent (15%) or such lower limit set by the Administrator. The Administrator shall determine whether the amount to be contributed is to be designated as a specific dollar amount, or as a percentage of the eligible Compensation being paid on such payday, or as either, and may also establish a minimum percentage or amount for such contributions.
Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.
(b)    For purposes of this Plan, “Compensation” means the gross cash compensation, including base salary and wages, overtime earnings, bonus payments (excluding sign-on bonuses), commissions or any other cash compensation or remuneration approved as “compensation” by the Administrator in accordance with Section 423 of the Code paid to an Eligible Employee by the Company or a Participating Subsidiary, but excluding all expense allowances and compensation paid in a form other than cash or any other compensation or remuneration determined not to be “compensation” by the Administrator in accordance with Section 423 of the Code. The Administrator, in its sole discretion, may, on a uniform and nondiscriminatory basis for each Offering, establish a different definition of Compensation for a subsequent Offering.
(c)    As and to the extent determined by the Administrator, a participant may increase or decrease the rate of payroll deductions during an Offering Period by completing a new authorization for payroll deductions (through the Company’s Plan administrative process) and/or any other forms and by following any other procedures as may be established by the Administrator, in which case the new rate shall become effective as soon as administratively practicable after the participant elects such change and shall continue for the remainder of the Offering Period unless changed as described below. If permitted by the Administrator, such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Purchase Period.
A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by completing a new authorization for payroll deductions (through the Company’s Plan administrative process) and/or any other forms and by following any other procedures as may be established by the Administrator, not later than fifteen (15) business days before the beginning of such Offering Period or within such other time frame set forth by the Administrator.
(d)    A participant may reduce his or her payroll deductions percentage to zero (0) during an Offering Period by submitting to the Company a request for cessation of payroll deductions (through the Company’s Plan administrative process) and/or any other forms and by following any other procedures as may be established by the Administrator. Such reduction shall be effective as soon as administratively practicable after the Participant elects such reduction and no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock in accordance with Section 10(f). A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero.
(e)    A participant’s payroll deductions shall be credited to an account maintained on such participant’s behalf under this Plan. All payroll deductions shall be deposited with the general funds of the Company and may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. No interest shall accrue on the payroll deductions.
(f)    On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not withdrawn from the Offering Period in accordance with the requirements of Section 12(a), the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The Purchase Price shall be as specified in Section 9. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however, that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock shall be carried forward, without interest, into the next Purchase Period or Offering Period. If this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.
(g)    Subject to Section 10(h), as promptly as reasonably practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased upon exercise of his or her option. Shares to be delivered to a participant under this Plan shall be registered in the name of the participant.
(h)    At any time, the Company or the participant’s employer may, but shall not be obligated to, withhold from the participant’s wages or other cash compensation the amount necessary for the Company or the participant’s employer to meet applicable withholding obligations, including any withholding required to make available to the Company or Participating Subsidiary any tax deductions or benefits attributable to sale or early disposition of Common Stock by the participant.
(i)    During a participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised and the purchased shares are issued or transferred to the participant.
11.    Limitations on Shares to Be Purchased.
(a)    No participant shall be entitled to purchase Common Stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in Fair Market Value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which any option granted to the participant is outstanding at any time. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit; provided that when the Company automatically resumes making such payroll deductions, the Company shall apply the rate in effect immediately prior to such suspension.
(b)    No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than thirty (30) days prior to the commencement of any Offering Period, the Administrator may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the “Maximum Share Amount”). Until otherwise determined by the Administrator, the Maximum Share Amount shall be 2,000 shares (subject to any adjustment pursuant to Section 15). If a new Maximum Share Amount is set, then all participants shall be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Administrator as set forth above.

(c)    If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Administrator shall determine to be equitable. In such event, the Company shall provide notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.
(d)    Any funds accumulated in a participant’s account which are not used to purchase Common Stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.
12.    Withdrawal.
(a)    Each participant may withdraw from a Purchase Period under this Plan by completing a notice of withdrawal (through the Company’s Plan administrative process) and/or any other forms and by following any other procedures for withdrawal from this Plan as may be established by the Administrator, at least fifteen (15) business days prior to the end of a Purchase Period or within such other time frame set forth by the Administrator.
(b)    Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. If a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by completing a subscription agreement in the same manner as set forth in Section 7 for initial participation in this Plan.
13.    Termination of Employment. Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an Eligible Employee immediately terminates his or her participation in this Plan. For purposes of this Plan, a participant’s employment will be considered terminated as of the date that participant is no longer actively providing services as an employee; the Administrator shall have the exclusive discretion to determine when the participant is no longer actively providing services for purposes of participation in this Plan. In such event, the funds credited to the participant’s account will be returned to him or her or, in the case of his or her death, as set forth in Section 20 below, without interest.
14.    Return of Payroll Deductions and Other Contributions. If a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or if this Plan is terminated pursuant to Section 26, the Company shall deliver to the participant all payroll deductions or other contributions credited to such participant’s account, without interest.
15.    Capital Changes.
(a)    In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Administrator may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the aggregate number and kind of shares of Common Stock which has been authorized for issuance under this Plan but have not yet been placed under option, the Maximum Share Amount, the number and kind of shares of Common Stock covered by each outstanding option, and the purchase price per share of Common Stock covered by each option which has not yet been exercised. For purposes of this Plan, the term “Disaffiliation” means a Subsidiary’s or an Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.
(b)    In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s shareholders, the Administrator shall make such substitutions or adjustments as it deems appropriate and equitable to the aggregate number and kind of shares of Common Stock which has been authorized for issuance under this Plan but have not yet been placed under option, the Maximum Share Amount, the number and kind of shares of Common Stock covered by each outstanding option, and the purchase price per share of Common Stock covered by each option which has not yet been exercised.
(c)    In the event of a Corporate Transaction, unless otherwise provided by the Administrator in its sole discretion, this Plan will continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the Fair Market Value of the surviving corporation’s stock on each Purchase Date. The Administrator may, in the exercise of its sole discretion in such instances, declare that the then current Offering Period shall terminate as of a date fixed by the Administrator and give each participant the right to purchase shares under this Plan prior to such date of termination.
16.    Nonassignability. Neither payroll deductions or other contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 20) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.
17.    Notice of Disposition. If the shares purchased in any Offering Period are not in the participant’s Company stock plan account, each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.
18.    No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary or Affiliate, or restrict the right of the Company or any Participating Subsidiary or Affiliate to terminate such employee’s employment.
19.    Notices. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
20.    Designation of Beneficiary.
(a)    A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to a Purchase Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
(b)    Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c)    All beneficiary designations shall being such form and manner as the Administrator may designate from time to time.
21.    Conditions upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
22.    Section 409A. The Plan is intended to be exempt from the application of Section 409A of the Code (“Section 409A”), and any ambiguities herein shall be interpreted to be so exempt from Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if an option under this Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto.
23.    Tax Qualification. Although the Company may endeavor to (a) qualify an option for favorable tax treatment under the laws of the United States or (b) avoid adverse tax treatment (e.g., under Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 22. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on participants under this Plan.
24.    Shareholder Approval. This Plan was adopted by the Board on November 5, 2014 and shall be effective as of such date, subject to the approval by the shareholders of the Company, in a manner permitted by applicable corporate law, within twelve (12) months of the date this Plan is adopted by the Board. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Administrator (which termination may be effected by the Administrator at any time) or (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan. If an Offering Period commences prior to the Company obtaining shareholder approval, such Offering Period and the options granted in respect thereof shall terminate as determined by the Administrator, if shareholder approval is not obtained (or reasonably expected to be obtained) by the Purchase Date.
25.    Governing Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.
26.    Amendment or Termination of this Plan.
(a)    The Administrator may at any time amend or terminate this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant; provided that an Offering Period may be terminated by the Administrator on any Purchase Date if the Administrator determines that the termination of the Offering Period or this Plan is in the best interests of the Company and its shareholders. No amendment be made without approval of the shareholders of the Company obtained in accordance with Section 24 within twelve (12) months of the adoption of such amendment (or earlier if required by Section 24) if such amendment would: (i) increase the number of shares that may be issued under this Plan; or (ii) change the designation of the corporations whose employees (or class of employees) are eligible for participation in this Plan.
(b)    For the avoidance of doubt, the authority to take action under this Section 26 may not be delegated to an officer or other employee. Notwithstanding the foregoing, the Administrator may make such amendments to this Plan as the Administrator determines to be advisable, if the continuation of this Plan or any Offering Period would result in financial accounting treatment for this Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.

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**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
   Nominees

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

01 Frank V. Cahouet 02 Ralph W. Clermont 03 Robert E. Dean 04 Fred J. Joseph 05 G. Timothy Laney
06 Micho F. Spring 07 Burney S. Warren, III

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 3 YEARS on proposal 4.

| | | 1 year | 2 years | 3 years | Abstain |
|---|---|---|---|---|---|
| 4 | To select, on an advisory, non-binding basis, the frequency of future shareholder advisory votes to approve the compensation of our named executive officers. | ☐ | ☐ | ☐ | ☐ |

The Board of Directors recommends you vote FOR proposal 5.

| | | For | Against | Abstain |
|---|---|---|---|---|
| 5 | To approve the National Bank Holdings Corporation Employee Stock Purchase Plan, attached to the Proxy Statement as Annex A. | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

| | Yes | No |
|---|---|---|
| Please indicate if you plan to attend this meeting | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000236115_1 R1.0.0.51160

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

**NATIONAL BANK HOLDINGS CORPORATION**
**Annual Meeting of Shareholders**
**May 6, 2015 8:30 AM Mountain Time**
**This proxy is solicited on behalf the Board of Directors**

The undersigned, revoking all prior proxies, hereby appoints G. Timothy Laney and Zsolt K. Besskó, or either of them, as proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class A common stock of National Bank Holdings Corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at 8:30 a.m. Mountain Time on May 6, 2015 at The Curtis Ballroom at the Landmark, located at 5345 Landmark Place, Greenwood Village, Colorado 80111, and any adjournment or postponement thereof.

**When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies named on this proxy card are authorized to vote upon any other business as may properly come before the Annual Meeting. Either of the proxies or their respective substitutes shall have and may exercise all of the powers hereby granted.**

**Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope, or vote by internet or telephone.**

0000236115_2 R1.0.0.51160

**Continued and to be signed on reverse side**